Exhibit B-4(h)

Execution Version

RIVER FUEL COMPANY #2, INC.

$80,000,000

CREDIT AGREEMENT

Dated as of August 12, 2005

with

THE BANK OF NEW YORK
as Administrative Agent

JPMORGAN CHASE BANK, N.A.
and
MIZUHO CORPORATE BANK, LTD.
as Co-Syndication Agents

BARCLAYS BANK PLC
and
WACHOVIA BANK, N.A.
as Co-Documentation Agents

BNY CAPITAL MARKETS, INC.
and
MIZUHO CORPORATE BANK, LTD.
as Co-Lead Arrangers and Book Managers

and

THE VARIOUS LENDERS

CREDIT AGREEMENT (this "Agreement"), dated as of August 12, 2005 among RIVER FUEL COMPANY #2, INC., a Delaware corporation (the "Company"), each of the Lenders from time to time parties to this Agreement (the "Lenders"), THE BANK OF NEW YORK, as letter of credit issuer and as Administrative Agent for the Lenders (the "Bank"), JPMORGAN CHASE BANK, N.A. ("JPM Bank"), as Co-Syndication Agent, MIZUHO CORPORATE BANK, LTD., as Co-Syndication Agent and Co-Lead Arranger and Book Manager, BARCLAYS BANK PLC as Co-Documentation Agent, WACHOVIA BANK, N.A., as Co-Documentation Agent, and BNY CAPITAL MARKETS, INC. ("BNYCMI"), as Co-Lead Arranger and Book Manager.

WHEREAS, the Company has requested the Bank to issue to the Depositary (as herein defined) a letter of credit for the benefit of holders of the Commercial Paper Notes and the Lenders from time to time to make revolving credit loans to the Company; and

WHEREAS, the Bank is willing to issue such letter of credit; and

WHEREAS, the Lenders wish to participate in such letter of credit and to make such revolving credit loans.

Therefore, the parties hereto hereby agree as follows:

I. DEFINITIONS, ACCOUNTING TERMS and intepretation

SECTION 1.01. Defined Terms. Unless the context otherwise requires, each term defined in this Section 1.01 has when used in this Agreement the meaning indicated:

"Applicable Commitment Fee Rate" means 0.065% per annum during a Level I Period, 0.080% per annum during a Level II Period, 0.100% per annum during a Level III Period, 0.125% per annum during a Level IV Period, 0.150% per annum during a Level V Period, 0.175% per annum during a Level VI Period and 0.225% per annum during a Level VII Period; provided, however, that if the Debt Ratings by S&P and Moody's are split-rated, the Applicable Commitment Fee Rate shall be determined by the higher of the two ratings.

"Applicable Margin" means 0.200% per annum during a Level I Period, 0.300% per annum during a Level II Period, 0.400% per annum during a Level III Period, 0.500% per annum during a Level IV Period, 0.625% per annum during a Level V Period, 0.750% per annum during a Level VI Period and 1.000% per annum during a Level VII Period; provided, however, that if the Debt Ratings by S&P and Moody's are split-rated, the Applicable Margin shall be determined by the higher of the two ratings.

"Applicable Utilization Fee Rate" means on any day on which Outstandings are more than 50% of the Total Commitment on such day, 0.100% per annum during a Level I Period, 0.100% per annum during a Level II Period, 0.100% per annum during a Level III Period, 0.125% per annum during a Level IV Period, 0.125% per annum during a Level V Period, 0.125% per annum during a Level VI Period and 0.250% per annum during a Level VII Period; provided, however, that if the Debt Ratings by S&P and Moody's are split-rated, the Applicable Utilization Fee Rate shall be determined by the higher of the two ratings.

"Assignee" has the meaning specified in Section 11.03(c).

"Assignment and Acceptance" has the meaning specified in Section 11.03(c).

"B Note" means a promissory note of the Company, substantially in the form of Exhibit C hereto, payable to the order of a Lender and evidencing such Lender's Loans.

"Base Rate" means, for any day, the higher of (i) the Prime Rate in effect on such date and (ii) the sum of 1/2 of 1% per annum and the Federal Funds Rate in effect on such date.

"Base Rate Loan" means a Loan maturing on the Termination Date and bearing interest on the outstanding principal amount thereof until due and payable (whether by acceleration or otherwise) at a rate per annum equal to the Base Rate in effect from time to time.

"Borrowing Date" means any date on which Loans are made to the Company, which shall be a Business Day, as requested in a Borrowing Request

"Borrowing Request" means a borrowing request in the form of Exhibit F.

"Business Day" means any day other than (i) a Saturday, Sunday or a day on which banking institutions in New York City are authorized by law to close, or (ii) with respect to the making of any LIBOR Rate Loan (including the LIBOR Determination Date therefor), a day on which commercial banks are not open for domestic and international business (including dealings in dollar deposits) in London and New York City.

"Collateral Account" has the meaning specified in the Security Agreement.

"Collateral Agent" means JPMorgan Chase Bank, N.A., as agent for the Bank and the Lenders and for the respective holders of Intermediate Term Notes, pursuant to the Security Agreement.

"Commercial Paper Account" has the meaning specified in Section 2.03.

"Commercial Paper Notes" means the short term promissory notes of the Company to be issued and sold in the commercial paper market and entitled to the benefits of the Letter of Credit, all as provided in the Depositary Agreement.

"Commitment" means, with respect to a Lender, the amount set forth opposite such Lender's name on Schedule I, as such amount may be reduced from time to time pursuant to Sections 2.11 or 3.02.

"Commitment Fee" has the meaning specified in Section 2.09(a).

"Consent" means the consent of the Lessee to this Agreement, substantially in the form of Exhibit D hereto.

"Consolidated Indebtedness" means the Indebtedness of the Lessee and its consolidated subsidiaries.

"Conversion/Continuation Notice" means a notice in the form of Exhibit G.

"Credit Documents" means this Agreement, the Notes, the Depositary Agreement, any Letter of Credit and the Security Agreement.

"Credit Event" means each issuance or extension of a Letter of Credit, each issuance of Commercial Paper Notes and each making of Loans hereunder.

"Date of Issuance" means any date on which a Letter of Credit is issued by the Bank, which shall be a Business Day.

"Debt Rating" means the ratings by Moody's or S&P of the Lessee's senior secured long-term debt.

"Debt Ratio" means the ratio of (i) the Lessee's Consolidated Indebtedness and Preferred Stock to (ii) Total Liabilities and Equity.

"Default" means any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

"Defaulting Lender" has the meaning specified in Section 3.02.

"Depositary" means JPMorgan Chase Bank, N.A. or such other banking institution with a branch office in New York City as the Company (with the consent of the Bank) shall appoint as a depositary and as an issuing agent and a paying agent for the Commercial Paper Notes and which shall have entered into a Depositary Agreement with the Company.

"Depositary Agreement" means an agreement substantially in the form of Exhibit A hereto, together with all amendments and supplements thereto.

"Drawing Deadline" with respect to any Commercial Paper Note means the 16th day after the stated maturity date of such Commercial Paper Note, or if such 16th day is not a Business Day, the next succeeding Business Day.

"Event of Default" means any one or more of the events specified in Section 9.01.

"Face Amount" with respect to any Commercial Paper Note means the principal amount thereof plus, in the case of a Commercial Paper Note issued on an interest-bearing basis, all interest payable on such Commercial Paper Note to its stated maturity date.

"Federal Funds Rate" means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions, as determined by the Bank.

"Fuel Lease" means the Fuel Lease, dated as of January 31, 1989, between the Company and the Lessee, together with all amendments and supplements thereto.

"Indebtedness" of any person means, without duplication, (i) all obligations of such person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such person in connection with letters of credit, bankers' acceptances, interest rate protection agreements or other similar instruments, including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business and payable on usual and customary terms, (ii) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such person under leases required to be accounted for as a liability on a balance sheet of such person, (v) all obligations of the types described in clauses (i), (ii), (iii) or (iv) above secured by (or for which the obligee has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness, (vi) all Indebtedness of others guaranteed by such person and (vii) all Indebtedness of any partnership of which such person is a general partner.

"Interest Payment Date" with respect to each LIBOR Rate Loan having an Interest Period of three months or less means the last day of the Interest Period for such LIBOR Rate Loan, and with respect to each LIBOR Rate Loan having an Interest Period of more than three months, means the day that is three months after the Borrowing Date for such LIBOR Rate Loan (provided that if such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day) and the last day of the Interest Period therefor.

"Interest Period" with respect to any LIBOR Rate Loan means the term of such LIBOR Rate Loan; provided, however, that if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

"Intermediate Term Notes" means the Company's Intermediate Term Secured Notes issued pursuant to one or more Note Purchase Agreements.

"Lessee" means Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), a Louisiana corporation and its successors and permitted assigns.

"Letter of Credit" means a letter of credit issued by the Bank, substantially in the form of Exhibit B hereto, together with all amendments thereto, or any other letter of credit, together with all amendments thereto, issued by the Bank in substitution therefor.

"Letter of Credit Fee" has the meaning specified in Section 2.08.

"Level I Period" means any period during which the Debt Rating is A+ or higher by S&P or A1 or higher by Moody's.

"Level II Period" means any period that is not a Level I Period during which the Debt Rating is A or higher by S&P or A2 or higher by Moody's.

"Level III Period" means any period that is not a Level I Period or a Level II Period during which the Debt Rating is A- or higher by S&P or A3 or higher by Moody's.

"Level IV Period" means any period that is not a Level I Period, a Level II Period or a Level III Period during which the Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody's.

"Level V Period" means any period that is not a Level I Period, a Level II Period, a Level III Period or a Level IV Period during which the Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody's.

"Level VI Period" means any period that is not a Level I Period, a Level II Period, a Level III Period, a Level IV Period or a Level V Period during which the Debt Rating is BBB- or higher by S&P or Baa3 or higher by Moody's.

"Level VII Period" means any period during which the Debt Rating is less than BBB- by S&P and less than Baa3 by Moody's.

"LIBOR Determination Date" with respect to any LIBOR Rate Loan means two Business Days prior to the Borrowing Date for such LIBOR Rate Loan.

"LIBOR Rate" with respect to a LIBOR Rate Loan made on a Borrowing Date, means the rate (rounded upward to the nearest 1/8 of 1%), as determined by the Bank, at which deposits of U.S. Dollars are offered to the Bank in the London interbank market as of 11:00 A.M., London time, on the LIBOR Determination Date for such Loan, in an amount equal to the principal amount of the LIBOR Rate Loan to be made on such Borrowing Date and for a period equal to the Interest Period for such Loan.

"LIBOR Rate Loan" means any Loan having a fixed term of, and maturing in (at the election of the Company), one, two, three or six months, but in no event later than the Termination Date and bearing interest on the outstanding principal amount thereof until due and payable (whether by acceleration or otherwise) at a rate per annum based on the LIBOR Rate determined on the LIBOR Determination Date for such Loan.

"Loan" means any revolving credit loan made by the Lenders to the Company pursuant to Article IV.

"LOC Payment" means any payment made by the Bank under the Letter of Credit.

"Moody's" means Moody's Investors Service, Inc., or any successor thereto.

"Note" means any Commercial Paper Note or B Note.

"Note Purchase Agreement" means an agreement between the Company and the purchasers named therein with respect to the sale by the Company of Intermediate Term Notes.

"Nuclear Fuel" has the meaning specified in Section 1 of the Fuel Lease.

"Outstandings" as of any date means the sum of (x) the principal amount of the Loans outstanding on such date, (y) the Face Amount of all Commercial Paper Notes outstanding on such date less the Face Amount of Commercial Paper Notes which have matured and for the payment of which funds are on deposit in the Note Redemption Account (as defined in the Depositary Agreement) and (z) the amount on such date of all unreimbursed LOC Payments.

"Participant" has the meaning specified in Section 11.03(b).

"Preferred Stock" means any mandatorily redeemable preferred stock of the Lessee.

"Prime Rate" means the rate of interest publicly announced by the Bank from time to time as its prime rate.

"Pro Rata Share" means with respect to any Lender at any time the proportion of such Lender's Commitment then in effect to the Total Commitment then in effect.

"Required Lenders" means at least two Lenders (which may include the Bank) whose Pro Rata Shares equal or exceed 50%.

"River Fuel Trust #2" means the trust created under the Trust Agreement.

"Security Agreement" means the Security and Collateral Agency Agreement dated as of January 31, 1989 between the Company and the Collateral Agent, together with all amendments and supplements thereto, and the collateral chattel mortgage, periodic supplements thereto, collateral chattel mortgage note, pledge agreement, periodic supplements thereto and notice of security interest.

"S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, or any successor thereto.

"Special Termination Date" and "Special Termination Notice" have the meanings specified in Section 2.07.

"Termination Date" has the meaning specified in Section 2.06.

"Total Commitment" means, on any day, the aggregate Commitments on such day of all the Lenders as such amount may be reduced from time to time pursuant to Sections 2.11 or 3.02.

"Total Liabilities and Equity" means at any time the consolidated total liabilities and equity of the Lessee as shown on the most recent financial statement of the Lessee filed with the Securities and Exchange Commission on Form 10-K or Form 10-Q.

"Trust Agreement" means the Trust Agreement dated as of January 27, 1989 among JPMorgan Chase Bank, N.A. (formerly Morgan Guaranty Trust Company of New York), as Trustor, The Bank of New York (originally United States Trust Company of New York), as Trustee, and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), as Beneficiary.

"Unused Commitment" as of any date means an amount (determined on a daily basis as of the end of each day) equal to (i) the Total Commitment in effect on such date less (ii) Outstandings on such date.

"Utilization Fee" has the meaning specified in Section 2.09(b).

SECTION 1.02. Accounting Terms. Each accounting term not defined herein shall have the meaning given to it under generally accepted accounting principles applied on a consistent basis.

SECTION 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a) words denoting the singular number include the plural number and vice versa and words denoting the masculine gender include the feminine gender and vice versa;

(b) any reference to an "Article", "Section", "Annex", "Exhibit", "Schedule" or "Attachment" refers to an Article or Section of, or Annex, Exhibit or Attachment to, this Agreement

(c) all references to "$"or "Dollars" are to the lawful currency of the United States of America;

(d) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, restated, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein and (ii) all references to any statute shall be deemed to be to such statute as amended, modified, supplemented, restated or replaced from time to time (and shall be deemed to include any rules and regulations promulgated under such statute), and all references to any section of any statute shall be deemed to include any successor to such section;

(e) references to month, quarter and year are to calendar months, calendar quarters and calendar years; and

(f) the words "include," "includes" and "including" are not limiting.

II. COMMERCIAL PAPER OPERATIONS

SECTION 2.01. Form and Maturity of Commercial Paper Notes. Each Commercial Paper Note shall be issued by the Depositary on behalf of the Company in accordance with the Depositary Agreement and shall, if an interest-bearing Commercial Paper Note, specify the amount of interest applicable thereto. No Commercial Paper Note shall be issued having a maturity date later than the earlier of (i) 270 days after its date of issuance and (ii) the day which is 17 days in advance of the Termination Date in effect on its date of issuance. Each such maturity date shall, in any event, be a Business Day.

SECTION 2.02. Issuance of Commercial Paper Notes. (a)  Each Commercial Paper Note issued by the Company shall be issued in a Face Amount of at least $100,000 and shall be duly executed by it and delivered to the Depositary in accordance with the terms of the Depositary Agreement. No Commercial Paper Note shall be issued by the Company except through the Depositary and in accordance with the terms of this Agreement and the Depositary Agreement. The Company shall not at any time issue Commercial Paper Notes in an aggregate Face Amount exceeding the sum of (i) the Unused Commitment plus (ii) the proceeds of such Commercial Paper Notes to be deposited, on the same day as the day of such issuance, in the Commercial Paper Account for the purpose of reimbursing LOC Payments relating to matured and concurrently maturing Commercial Paper Notes (whether or not presented for payment) plus (iii) the proceeds of such Commercial Paper Notes to be deposited, on the same day as the day of such issuance, in the Commercial Paper Account for the purpose of contemporaneously repaying outstanding Loans; provided, however, that (after giving effect to the use of such deposits) at no time shall the sum (i) of the aggregate Face Amount of outstanding Commercial Paper Notes plus (ii) the aggregate unpaid principal amount of outstanding Loans plus (iii) the aggregate amount of unreimbursed LOC Payments exceed the Total Commitment then in effect.

(b) The Company shall not issue Commercial Paper Notes unless the Bank shall have consented in writing to such issuance. The Company shall not, after the receipt of instructions from the Bank to cease issuing Commercial Paper Notes, issue Commercial Paper Notes until the Bank shall have rescinded such instructions and shall have consented in writing to the issuance of Commercial Paper Notes. Any instructions by the Bank to cease issuing Commercial Paper Notes and each notice rescinding (or consenting to the rescission of) such instructions shall be in writing or by telephone (confirmed in writing promptly thereafter) or by facsimile transmission and shall also be given to the Depositary. The Bank hereby agrees that, unless an Event of Default (or, in the case of an issuance of Commercial Paper Notes which would increase the Outstandings, a Default) shall have occurred and be continuing, and except as provided in Section 2.07, it shall not give or keep in effect instructions to cease issuing Commercial Paper Notes so long as each of the applicable conditions precedent specified in Section 6.04 with respect to the issuance of Commercial Paper Notes shall have been satisfied.

SECTION 2.03. Commercial Paper Account. The Company shall maintain with the Depositary a special account for the sole purpose of reimbursing LOC Payments and paying Loans (the "Commercial Paper Account"). All proceeds from the sale of Commercial Paper Notes and the proceeds of all Loans made pursuant to Article IV shall be deposited in the Commercial Paper Account, the operation of which shall be governed by the Depositary Agreement. The Company may also instruct the Collateral Agent to make transfers from the Collateral Account to the Commercial Paper Account for the purpose of reimbursing LOC Payments or paying Loans. If on any Business Day deposits made to the Commercial Paper Account exceed the amount required to reimburse LOC Payments with respect to matured and concurrently maturing Commercial Paper Notes (whether or not presented for payment) and to pay principal, interest and cost reimbursement, if any, pursuant to Section 4.03(d) then due and payable (at maturity, by notice of intention to prepay or otherwise) with respect to Loans, the Bank shall instruct the Depositary to withdraw such excess amount and transfer the same to the Collateral Account.

SECTION 2.04. Letters of Credit. (a)  The Company may give the Bank not less than two Business Days' prior notice in writing or by facsimile transmission (or telephone notice promptly confirmed in writing) of any requested Letter of Credit which notice shall specify the proposed Date of Issuance, the maximum amount payable thereunder (which shall not exceed the Total Commitment then in effect) and the expiration date (which shall not be later than one Business Day prior to the Termination Date). On the Date of Issuance the Bank will issue the Letter of Credit so requested to the Depositary, subject to (1) the effectiveness of this Agreement, pursuant to Section 6.01, for the initial issuance of a Letter of Credit on the date of this Agreement, or (2) the satisfaction, or waiver by the Required Lenders, of each of the applicable conditions precedent in Section 6.02 or Section 6.03, as the case may be, for any subsequent issuance.

(b) If the Total Commitment shall be reduced pursuant to Sections 2.11 or 3.02, then on the effective date of such reduction, the Bank shall have the right to require the Depositary to surrender the Letter of Credit then held by the Depositary and simultaneously to accept in substitution therefor a new Letter of Credit which shall contain the same terms and conditions as the Letter of Credit for which it is substituted except that such new Letter of Credit shall be dated the date of issuance thereof and the maximum amount payable by the Bank thereunder shall be equal to the amount of the reduced Total Commitment.

(c) If a Termination Date or a Special Termination Date occurs, then on the earliest to occur of (x) such Termination Date or Special Termination Date if on such date there are no outstanding and unpaid Commercial Paper Notes, (y) the funding of the Note Redemption Account (as defined in the Depositary Agreement) with amounts equal to the Face Amount of all theretofore issued Commercial Paper Notes and (z) the Business Day next succeeding the Drawing Deadline of the latest to mature of theretofore issued and outstanding Commercial Paper Notes (and provided that the Bank is not in default under the Letter of Credit then held by the Depositary), the Depositary shall surrender to the Bank any Letter of Credit then held by it.

SECTION 2.05. Payments Under Letter of Credit. The Company shall reimburse the Bank, after each drawing under a Letter of Credit but before the close of business on the date of such drawing, for the amount paid by the Bank under such Letter of Credit, plus interest (computed on the basis of the actual number of days elapsed in a year of 365 or, as the case may be, 366 days) on any such amount, from the date of such drawing until full reimbursement is made, at a rate per annum equal to 2% plus the Base Rate as in effect from time to time.

If any drawing under a Letter of Credit shall not have been reimbursed by the close of business on the date of such drawing, the Company shall be deemed to have requested from the Lenders a Base Rate Loan in an amount equal to the amount of such drawing for the purpose of reimbursing the Bank as aforesaid.

The Company's obligation to reimburse the Bank for payments made by the Bank under a Letter of Credit shall be absolute and unconditional under any circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Bank or any Lender, including, without limitation, any defense based on the failure of the Company to receive all or any part of the proceeds from the sale of Commercial Paper Notes with respect to which such drawing was made or any non-application or misapplication by the Depositary of the proceeds of such drawing. No payment made as contemplated by this paragraph shall be deemed to be a waiver of any claim the Company may have against any party.

SECTION 2.06. Termination Date; Termination of Agreement. The "Termination Date" in effect from time to time shall be the date hereinafter provided. The Termination Date shall initially be August 12, 2010 and, upon the request of the Company made no earlier than 30 months and no later than 24 months prior to the then current Termination Date, the Lenders may, in their discretion and in accordance with Section 11.06, extend the Termination Date for successive additional one-year periods by giving the Company and the Depositary written notice of such extension. If (i) the Fuel Lease shall terminate because of the occurrence of any of the events specified in Section 20(a) thereof or as the result of an election pursuant to Section 25(b)(i) thereof, then the Termination Date hereunder shall be the "Termination Settlement Date" (as defined in the Fuel Lease), and if (ii) the Total Commitment shall be terminated entirely pursuant to Section 2.11 or as a result of the exercise by the Lenders of their rights under Article IX, then the Termination Date shall be the effective date of such termination of the Total Commitment. Upon (i) the payment in full of all obligations of the Company hereunder and under the Notes, or (ii) the occurrence of a Termination Date, or (iii) the surrender to the Bank of the Letter of Credit in accordance with Section 2.04(c), whichever shall last occur, this Agreement shall terminate and the Company and the Bank and the Lenders shall have no further obligations hereunder or under the Depositary Agreement or the Security Agreement; provided, however, that all obligations and indemnities of the Company, the Bank and the Lenders which are stated herein or in said Agreements to survive the termination thereof shall remain in full force and effect. Upon such termination the Bank shall execute and deliver such agreements, consents or other instruments as may be required to release any interest the Bank and the Lenders may have in the Collateral (as defined in the Security Agreement).

SECTION 2.07. Modification or Termination of Letter of Credit Facility in Certain Events. In the event any restrictions are imposed upon the Bank or the Company by any law or regulation or order of any judicial or regulatory authority (including, without limitation, any legal limits imposed by state or Federal law or regulation) which in the sole judgment of the Bank would prevent the Bank from consenting to the issuance or sale of Commercial Paper Notes entitled to the benefit of a Letter of Credit or from honoring demands for payment under the Letter of Credit with respect to subsequently issued Commercial Paper Notes, the obligation of the Bank to consent to the issuance of Commercial Paper Notes and the obligation of the Bank to issue a Letter of Credit shall terminate, and the Bank shall promptly thereafter confirm such termination in writing to the Company (with a copy to the Depositary). Further, in the event that reserve requirements or any other similar requirements or any taxes or restrictions are hereafter imposed upon the Bank at any time or from time to time which would materially adversely affect the profitability to the Bank of the arrangements contemplated by this Article II (other than any change in income tax rates which affects solely the taxation of the total net income of the Bank), the Bank shall promptly notify the Company of such requirement or restriction and as to such loss and prospective loss of such profitability (specifying the reasons for such loss and providing calculations showing the derivation of such loss). A copy of such notice (herein called a "Special Termination Notice") shall be given by the Bank to the Depositary and the Lessee. Thereupon, the Company shall have the option by notice in writing to the Bank and the Depositary to elect either (i) promptly to compensate the Bank for its loss of profitability from time to time as such losses are incurred or (ii) to borrow from the Lenders as contemplated by Article IV and terminate the obligation of the Bank hereunder to issue a Letter of Credit and to consent to the issuance of Commercial Paper Notes. Unless the Company exercises option (i) above at least five days prior to the 45th day after the date of the Special Termination Notice, the Company shall compensate such loss of such profitability from the date of the Special Termination Notice until the later of the Special Termination Date (as hereinafter defined) or the date when no Commercial Paper Notes are outstanding, and the obligation of the Bank to consent to the issuance of Commercial Paper Notes and to issue a Letter of Credit shall automatically terminate on such 45th day. If the Company gives timely notice that it has exercised option (i) above, such Special Termination Notice shall thereupon be deemed to be rescinded. The date of any termination of the obligations of the Bank to consent to the issuance of Commercial Paper Notes and to issue a Letter of Credit as provided in this Section 2.07 is herein called the "Special Termination Date". The Bank may at any time after the giving of a Special Termination Notice or the occurrence of a Special Termination Date, by a written notice to the Company (with a copy to the Depositary), reinstate its consent to the issuance of Commercial Paper Notes and the Bank may issue a Letter of Credit in the amount of the Total Commitment then in effect. Nothing contained herein shall relieve the Bank of its obligation to honor demands under a Letter of Credit with respect to Commercial Paper Notes outstanding on or before the Special Termination Date.

SECTION 2.08. Letter of Credit Fee. The Company shall pay to the Bank for the ratable account of the Lenders, a fee (the "Letter of Credit Fee") (computed on the basis of the actual number of days elapsed in a year of 360 days) equal to the Applicable Margin in effect from time to time applied to the average aggregate Face Amount of Commercial Paper Notes outstanding during each calendar quarter, such fee to be paid on the last day of the month following the end of such calendar quarter and on the Termination Date for such fees accrued up to that date.

SECTION 2.09. Commitment and Utilization Fees. (a)  The Company shall pay to the Bank for the ratable account of the Lenders, for each day that the Total Commitment shall (subject to the terms and conditions hereof) be in effect, a fee (the "Commitment Fee") (computed on the basis of the actual number of days elapsed in a year of 360 days) equal to the Applicable Commitment Fee Rate applied to the Unused Commitment. The Commitment Fee accrued with respect to any calendar quarter shall be paid on the last day of the month following the end of such calendar quarter and on the Termination Date for such fees accrued up to that date.

(b) The Company shall pay to the Bank for the ratable account of the Lenders, for each day that the Outstandings are more than 50% of the Total Commitment on such day, a fee (the "Utilization Fee") (computed on the basis of the actual number of days elapsed in a year of 360 days) equal to the Applicable Utilization Fee Rate applied to the Outstandings. The Utilization Fee accrued with respect to any calendar quarter shall be paid on the last day of the month following the end of such calendar quarter and on the Termination Date for such fees accrued up to that date.

SECTION 2.10. Other Fees. The Company shall pay to the Bank such other fees for its services hereunder in such amounts and at such times as may be agreed upon by the Bank and the Company.

SECTION 2.11. Optional Reduction or Termination of Commitments. The Company may from time to time reduce the Total Commitment by $1,000,000 or an integral multiple thereof or terminate the Total Commitment entirely upon five Business Days' prior written notice to the Bank (with a copy to the Depositary), designating the date of such termination or reduction (which shall be a Business Day). The date specified in the aforesaid notice shall be the effective date of any such termination or reduction; provided, however, that the amount of the Total Commitment as so reduced shall at no time be less than the sum of (i) the aggregate unpaid principal amount of all Loans outstanding on the effective date of such reduction plus (ii) the aggregate amount of all unreimbursed LOC Payments plus (iii) the aggregate Face Amount of all Commercial Paper Notes outstanding on such effective date, other than any such Commercial Paper Notes which, as of such effective date, have matured and funds for the payment of which have been deposited in the Note Redemption Account (as defined in the Depositary Agreement). Any such reduction or termination of the Total Commitment shall automatically ratably reduce or terminate the Commitments of each Lender.

III. PARTICIPATION IN LETTER OF CREDIT PAYMENTS

SECTION 3.01. Participations. Subject to the terms and conditions hereof, each Lender shall be deemed, and hereby agrees, to have an undivided percentage interest in each LOC Payment for which the Bank is not immediately reimbursed by the Company and in the Bank's rights to reimbursement with respect to such LOC Payment, equal to its Pro Rata Share. The aggregate amount of each Lender's Loans and its participation in LOC Payments shall not exceed the amount of its Commitment then in effect. If the Company shall fail to reimburse the Bank in an amount equal to the amount of any LOC Payment, then the Bank shall promptly notify each Lender of the unreimbursed amount of such LOC Payment and of such Lender's participation therein. Not later than 1:00 P.M., New York City time, on the Business Day after the date notified by the Bank, each Lender shall make available to the Bank in immediately available funds at the office of the Bank in New York City an amount equal to its Pro Rata Share of such LOC Payment. In the event that any Lender fails to make available to the Bank on such Business Day the amount of such Lender's participation in such LOC Payment as provided in this Section 3.01, the Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon at a rate per annum equal to (A) from (and including) such Business Day to (and including) the third Business Day thereafter, the Federal Funds Rate, and (B) from (but excluding) such third Business Day, the Base Rate. The Bank shall distribute to each Lender that has paid all amounts payable by it under this Section 3.01 with respect to a Letter of Credit such Lender's Pro Rata Share of all payments received by the Bank from the Company in reimbursement of drawings honored by the Bank under such Letter of Credit when such payments are received; provided, however, that each Lender's share of interest thereon shall be appropriately adjusted to reflect the date on which the Lender paid to the Bank its Pro Rata Share of such drawing.

SECTION 3.02. Repudiation of Obligation to Participate. If the Bank shall at any time determine that any Lender has repudiated, for any reason and howsoever expressed, or has breached any of its material obligations under this Agreement (such Lender herein called a "Defaulting Lender"), the Bank may, in its sole discretion and notwithstanding anything to the contrary contained in this Agreement, temporarily or permanently reduce the amount of the Total Commitment by an amount equal to such Defaulting Lender's Commitment; provided, however, that (i) no such reduction shall have the effect of terminating, reducing, or altering the terms of the Letter of Credit with respect to Commercial Paper Notes outstanding at the time, and (ii) no such reduction of the Total Commitment shall be effective until notice thereof has been given to the Company and to the Depositary and the Lessee. If the Bank proposes to reduce the Total Commitment as provided in this Section 3.02, it shall give the Company not less than 90 days' notice of the amount and the effective date of the proposed reduction. During the period from the giving of such notice to 45 days before said effective date the Bank shall use its best efforts to arrange for the other Lenders or any other bank or banks to assume the Commitment of the Defaulting Lender. Not later than 45 days before the effective date of such reduction the Bank shall advise the Company either that it has arranged for such assumption of the Defaulting Lender's Commitment and that the Total Commitment will not be reduced or that the Total Commitment will be reduced pursuant to the notice previously given (specifying an amount of reduction no greater than the amount specified in said notice). Thereupon, the Total Commitment shall be reduced to the extent specified in said notice, but in no event to an amount less than the sum of (i) the aggregate Face Amount of outstanding Commercial Paper Notes plus (ii) the aggregate outstanding principal amount of all Loans plus (iii) the aggregate amount of all unreimbursed LOC Payments. Such reduction shall remain in effect until further written notice from the Bank to the Company and the Depositary.

IV. REVOLVING CREDIT LOANS

SECTION 4.01. Loans; Interest on the Loans. (a)  Subject to the terms and conditions hereof, each of the Lenders, severally and not jointly with the other Lenders, agrees to make Loans to the Company in a principal amount not exceeding, at any one time outstanding, such Lender's Pro Rata Share of the Unused Commitment (after giving effect to the repayment on the same day as such Loan is made of any other Loans then outstanding and/or the reimbursement on the same day as such Loan is made of any LOC Payments). The Lenders shall not be required to make Loans on or after the Termination Date. The Loans shall be either LIBOR Rate Loans or Base Rate Loans, as the Company may from time to time elect; provided, however, that if on or before any LIBOR Determination Date the Bank shall determine (which determination shall be conclusive) that, by reason of any circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate and the Bank shall forthwith give notice of such determination by telephone (confirmed in writing promptly thereafter) or facsimile transmission to the Company, then so long as such circumstance shall exist, the Lenders shall only be required to make Base Rate Loans to the Company; provided, further, that if on or before any LIBOR Determination Date the Bank shall determine (which determination shall be conclusive) that (i) by reason of a change since the date of this Agreement in any applicable law or governmental regulation or order of any country or jurisdiction or other circumstances beyond the control of the Lenders, the LIBOR Rate no longer represents the effective cost to the Lenders of deposits of U.S. Dollars in the London interbank market (except for changes with respect to which the Lenders are compensated pursuant to Section 4.05), or (ii) for any reason the Lenders are unable to obtain deposits of U.S. Dollars in the London interbank market for the relevant Interest Period in the amount needed to make any LIBOR Rate Loans, then, in any such case, the Bank shall forthwith give notice of such determination by telephone (confirmed in writing promptly thereafter) or facsimile transmission to the Company, and so long as there shall exist any such events, the Lenders shall only be required to make Base Rate Loans to the Company. Except as otherwise provided herein, interest on the outstanding principal amount of each Base Rate Loan shall accrue at the Base Rate and shall be payable quarterly on the last Business Day of each calendar quarter and on the day such Base Rate Loan is paid, and interest on the outstanding principal amount of each LIBOR Rate Loan shall accrue at a rate equal to the sum of (i) the LIBOR Rate determined on the LIBOR Determination Date therefor and (ii) the Applicable Margin in effect from time to time, and shall be payable on the Interest Payment Date relating thereto. Any Loan which is not paid when due (whether by acceleration or otherwise) shall bear interest, payable on demand, at a rate per annum equal to 2% above the rate otherwise applicable to such Loan from time to time. In computing interest on any Loan, the date of the making of a Loan shall be included and the date of payment shall be excluded. Interest on each LIBOR Rate Loan and each Base Rate Loan whenever it is based on the Federal Funds Rate shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and interest on each Base Rate Loan whenever it is based on the Prime Rate shall be calculated on the basis of a 365 or, as the case may be, 366-day year for the actual number of days elapsed.

(b) Except as provided in Section 2.05, the Company shall give the Bank not less than one Business Day's prior notice in writing or by facsimile transmission (or telephone notice promptly confirmed in writing in the form of a Borrowing Request) of any requested Base Rate Loans and not less than three Business Days' prior notice in writing or by facsimile transmission (or telephone notice promptly confirmed in writing in the form of a Borrowing Request) of any requested LIBOR Rate Loans (including Loans to refund maturing LIBOR Rate Loans), which notice shall be irrevocable and shall specify the proposed Borrowing Date for such Loans, the total amount thereof, whether such Loans are to be LIBOR Rate Loans or Base Rate Loans and, in the case of a request for LIBOR Rate Loans, the Interest Period of such Loans. If such notice shall fail to specify whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, the Company shall be deemed to have requested Base Rate Loans. If the Company shall fail to give said notice by 11:00 a.m. (New York City time) on the third Business Day before the last day of the Interest Period for any LIBOR Rate Loan, it shall be deemed to have requested that on the last day of such Interest Period the Lenders make a LIBOR Rate Loan to the Company having an Interest Period of one month and in a principal amount equal to the principal amount of the LIBOR Rate Loan then maturing. The amount of each borrowing hereunder from the Lenders shall be equal to the lesser of (i) the Unused Commitment or (ii) $100,000 or an integral multiple thereof. The notice of borrowing shall be in the form of the Borrowing Request. Upon receipt of any Borrowing Request (or deemed request pursuant to Section 2.05), the Bank shall promptly give notice to each Lender of the substance of the Borrowing Request. Not later than noon, New York City time, on the Borrowing Date, each Lender shall make available to the Bank such Lender's Pro Rata Share of the requested Loans in funds immediately available at the Bank's office. Subject to the effectiveness of this Agreement, pursuant to Section 6.01, for Loans made on the date of this Agreement, or for subsequent Loans, subject to satisfaction, or waiver by the Required Lenders, of each of the applicable conditions precedent contained in Section 6.02 or Section 6.03, as the case may be, on the Borrowing Date the Bank shall make available, in like funds, to the Company the amounts received by the Bank from the Lenders, by transferring the proceeds thereof in immediately available funds to the Commercial Paper Account not later than 1:00 P.M., New York City time, on the Borrowing Date. If the funds on deposit in the Commercial Paper Account (after giving effect to the deposit in the Commercial Paper Account of the proceeds of Commercial Paper Notes issued on such date) shall exceed the amount required to reimburse in full the LOC Payments with respect to Commercial Paper Notes maturing on or before the Borrowing Date (whether or not such Commercial Paper Notes are presented for payment) and to pay principal, interest and cost reimbursement, if any, pursuant to Section 4.03(d) then due and payable with respect to Loans, then to the extent of such excess the proceeds of the Loans made on such date shall be transferred to the Collateral Account as instructed by the Bank to the Depositary. The Company shall give the Bank not less than three Business Days' prior notice in writing or by facsimile transmission (or telephone notice promptly confirmed in writing in the form of a Conversion/Continuation Notice) of any requested conversion of Base Rate Loans to LIBOR Rate Loans or continuation of LIBOR Rate Loans as LIBOR Rate Loans or not less than one Business Day's prior notice in writing or by facsimile transmission (or telephone notice promptly confirmed in writing in the form of a Conversion/Continuation Notice) of any requested conversion of LIBOR Rate Loans to Base Rate Loans or continuation of Base Rate Loans as Base Rate Loans, which notice shall be irrevocable and shall specify the proposed Borrowing Date for such conversion or continuation, the total amount thereof, whether such Loans are to be converted to or continued as LIBOR Rate Loans or Base Rate Loans and, in the case of a requested conversion to or continuation as LIBOR Rate Loans, the Interest Period of such Loans. The notice of conversion or continuation shall be in the form of the Conversion/Continuation Notice. Until the Termination Date the Company may borrow, repay and reborrow hereunder in accordance with this Section 4.01 and Section 4.03.

(c) The failure of any Lender to make any Loan to be made by it on the Borrowing Date therefor shall not relieve any other Lender of its obligation to make its Loan or Loans on such date, but neither any Lender nor the Bank shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(d) The Bank may, but shall not be required to, advance on behalf of any Lender the amount of such Lender's Loan to be made on a Borrowing Date, unless such Lender shall have notified the Bank prior to such Borrowing Date that it does not intend to make such Loan on such date. If the Bank makes any such advance, the Bank shall be entitled to recover the amount so advanced on demand from the Lender on whose behalf such advance was made and, if such Lender does not pay the Bank the amount of such advance on demand, the Company agrees promptly to repay such amount to the Bank. Until such amount is repaid to the Bank by such Lender or the Company, such advance shall be deemed for all purposes to be a Loan made on such Borrowing Date by the Bank. The Bank shall be entitled to recover from the Lender or the Company, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Bank, at a rate per annum equal to the Federal Funds Rate until the third Business Day after the date of the advance and, thereafter, at the Base Rate.

SECTION 4.02. B Notes. The Loans shall be evidenced by B Notes payable to the order of each Lender. Each Lender shall record on the schedule attached to its B Note the date and amount of each Loan and the date and amount of each repayment of such Loan. The failure of any Lender to so record shall not relieve the Company of its obligation to repay outstanding Loans and all interest thereon in accordance herewith. The unpaid principal balance of each Base Rate Loan shall be payable on the Termination Date (as it may be changed from time to time pursuant to the terms hereof) and shall bear interest until paid at a rate, and payable on the dates, specified in this Agreement for Base Rate Loans. The unpaid principal balance of each LIBOR Rate Loan shall be payable on the last day of the Interest Period for such Loan and shall bear interest until paid at a rate, and payable on the dates, specified in this Agreement for LIBOR Rate Loans.

SECTION 4.03. Payments and Prepayments. (a)  Optional Prepayments. The Company may at its option prepay the Loans in whole at any time or in part from time to time without penalty or premium. Each partial prepayment of Loans pursuant to this Section 4.03(a) shall be in the aggregate principal amount of $100,000 or an integral multiple thereof. Whenever the Company proposes to prepay the Loans in whole or in part it shall give two Business Days' prior notice thereof in writing or by facsimile transmission to the Bank stating the date of such prepayment, the aggregate amount thereof and the amount thereof to be applied to LIBOR Rate Loans and Base Rate Loans. If such prepayment is to be made with proceeds from the sale of Commercial Paper Notes, the Company shall so specify in the aforesaid notice and shall state the date on which such Commercial Paper Notes are to be issued and the amount of the proceeds therefrom proposed to be applied to the prepayment of the Loans. If a prepayment of Loans is to be made from the proceeds of Commercial Paper Notes, the Company shall send a copy of the notice with respect to such prepayment to the Depositary. Upon receipt of such notice, the Bank shall promptly give notice thereof to each Lender.

(b) Mandatory Payments and Prepayments Upon Payments Under Fuel Lease. If the Lessee shall make any payment pursuant to Section 10(b) of the Fuel Lease, the proceeds of such payment shall be applied to the reimbursement of LOC Payments related to matured and concurrently maturing Commercial Paper Notes or the prepayment or payment of the Loans or the Intermediate Term Notes in such order of application as the Company may from time to time determine, together with all accrued interest thereon. If the Fuel Lease shall terminate for any reason, the Company shall prepay the Loans in full within the period required by Section 20(b) of the Fuel Lease for payments by the Lessee. All payments by the Lessee under the Fuel Lease (including all payments of Basic Rent, as therein defined) shall be deposited in the Collateral Account.

(c) Mandatory Prepayment Upon Changes In Law. If there shall be any change in any applicable law or regulation, or the interpretation thereof by any judicial or regulatory authority, which, in the determination of the Bank, makes it unlawful for any Lender to make or maintain LIBOR Rate Loans, the Bank shall so advise the Company and thereupon (i) the Lenders shall be deemed to have made, as of the date of such notice, Base Rate Loans to the Company in an amount equal to the aggregate amount of the outstanding LIBOR Rate Loans, and (ii) the proceeds of said Base Rate Loans shall be deemed to have been applied to the prepayment in full of such outstanding LIBOR Rate Loans.

(d) Reimbursement of Lenders' Losses on Prepayments. In the event that the Company pays or prepays any LIBOR Rate Loans pursuant to Section 4.03(a) or 4.03(b) or by reason of the acceleration of the maturity of the Loans pursuant to Article IX, or LIBOR Rate Loans are deemed to be converted to Base Rate Loans pursuant to Section 4.03(c), the Company shall pay to each Lender an amount equal to the excess, if any, of (i) such Lender's cost of funding each such Loan over (ii) the amount of interest received by such Lender in redepositing the payment with respect to such Loan for the remaining portion of such Loan's Interest Period. Each such payment by the Company pursuant to this Section 4.03(d) with respect to any LIBOR Rate Loan shall be made no later than 10 days after the Lender's request therefor. Such Lender shall furnish to the Company a statement setting forth its computation of any amount required to be paid pursuant to this Section 4.03(d).

SECTION 4.04. Manner of Payments; Sharing Among Lenders.
(a)  All payments, prepayments and other transfers of funds under this Agreement shall be made in immediately available funds at New York, unless the recipient thereof shall otherwise agree. All payments of principal and interest on the Loans shall be made to the Bank at its office at One Wall Street, New York, New York (or at such other office in New York City as the Bank may designate by written notice to the Company), no later than 1:00 P.M., New York City time, of the day when such payments are due.

(b) All funds received by the Bank for the account of the Lenders in respect of payments made by the Company under this Agreement shall be distributed forthwith by the Bank among the Lenders, in like funds, as received, ratably in proportion to their respective interests therein.

(c) Unless the Bank shall have received notice from the Company prior to the date on which any payment from the Company is due that the Company will not make such payment in full, the Bank may assume that the Company has made such payment in full to the Bank on such date and the Bank may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Company shall not have so made such payment, each Lender shall repay to the Bank forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Bank, at the Federal Funds Rate.

(d) If any Lender shall receive from the Company or any other person any amount owing under this Agreement (whether received pursuant to the exercise of any right of set-off, banker's lien, realization upon any security held for or appropriated to such obligation or otherwise) other than in proportion to such Lender's Pro Rata Share thereof, then such Lender shall purchase from each other Lender a participating interest in so much of the other Lenders' Loans as shall be necessary in order that each Lender shall share such payment with each of the other Lenders in proportion to each Lender's Pro Rata Share; provided, however, that nothing herein contained shall obligate any Lender to apply any set-off or banker's lien or collateral security permitted hereby first to the obligations of the Company hereunder if the Company is obligated to such Lender pursuant to other loans or notes. If any purchasing Lender shall be required to return any excess payment received by it, such participation shall be rescinded and the purchase price restored to the extent of such return, but without interest.

SECTION 4.05. Taxes, Reserves, Etc.. (a)  U.S. Withholding Taxes. Both principal of and interest on each Loan, and all other payments provided for herein are payable net of any present or future taxes (other than taxes on or measured by total net income of the Bank or any other Lender), duties or other charges levied or imposed thereon and required to be withheld by the United States of America or any political subdivision or taxing authority thereof. If any such taxes, duties or other charges are levied or imposed with respect to payments hereunder, the Company will pay to the Bank and/or the Lenders as additional interest such additional amounts as may be necessary so that every net payment of principal of and interest on such Loans and all other payments to the Bank and/or the Lenders provided for herein, after withholding or deduction for or on account of any such present or future taxes, duties or other charges imposed by the United States of America or any political subdivision or taxing authority thereof, will not be less than any amount provided for herein.

(b) Change in Taxation. If at any time during the term of this Agreement (i) any law, executive order, regulation or interpretation is enacted or promulgated by any government or governmental authority (domestic or foreign) which materially changes the method of collection of taxes which on the date hereof are required to be withheld with respect to, or the basis of taxation of payments to the Bank or any other Lender of principal of or interest on any LIBOR Rate Loan (except for changes in the rate of tax based solely on the total net income of the Bank or such Lender), or (ii) any change in applicable law or regulation or in the interpretation thereof by the United States or any political subdivision thereof shall subject the Bank or any other Lender to any tax of any kind whatsoever with respect to this Agreement or the Loans, or change the basis of taxation of payments to any Lender of principal or interest payable on the Loans (except for changes in the rate of tax based solely on the total net income of the Bank or such Lender), or shall impose on the Bank or any other Lender, directly or indirectly, any other conditions affecting this Agreement or the Loans which do not apply equally to banks organized under the laws of the United States, the States of the United States or the District of Columbia, and as a result of any of the events specified in clauses (i) or (ii) above the cost to the Bank or such Lender of making or maintaining the Loans is increased by an amount which the Bank or such Lender considers material or the Bank or such Lender is subject to any loss, whether by reason of subjecting payments on the Loans to double taxation or otherwise, the Company will, upon receipt of the Bank's written request therefor, which shall show in reasonable detail the computation on which it is based, promptly indemnify the Bank or such Lender for such increase in cost or loss.

(c) Increased Costs. If at any time after the date of this Agreement, any law, executive order, regulation or interpretation is enacted or promulgated by any government or governmental authority, or any other governmental or administrative action is taken, which imposes, modifies, makes applicable or interprets as being applicable any reserve requirements against assets held by the Bank or any other Lender (other than, or in addition to, those referred to in Section 4.05(d)), or against deposits in or for the account of, or loans by, the Bank or any other Lender, or imposes on the Bank or any other Lender any other conditions or obligations with respect to any LIBOR Rate Loan, which requirement, condition or obligation was not applicable or interpreted as being applicable to the Bank or such Lender on the date hereof, and the result of any of the foregoing is an increase in the cost to the Bank or such Lender of maintaining any LIBOR Rate Loan, then the Company, promptly after receipt of the Bank's written request therefor which shall show in reasonable detail the computations upon which it is based, will pay to the Bank or such Lender as additional interest on such LIBOR Rate Loan such amount as will compensate the Bank or such Lender for such additional cost.

(d) Eurocurrency Reserves. If the Bank or any other Lender shall be required to maintain reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other United States federal governmental authority having jurisdiction with respect thereto, as now or from time to time hereafter in effect, dealing with reserves for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board), the Bank or such Lender, as the case may be, may require the Company, by notice to the Company at least five days prior to an Interest Payment Date, to pay additional interest on the related LIBOR Rate Loan at a rate equal to the excess of (i)(A) the LIBOR Rate applicable to such LIBOR Rate Loan divided by (B) one minus the rate (expressed as a percentage adjusted to the nearest 1/100 of one percent) at which such reserves were so required to be maintained during the related Interest Period, over (ii) the LIBOR Rate applicable to such LIBOR Rate Loan.

(e) Capital Adequacy. In the event that minimum capital requirements are hereafter imposed upon the Bank or any other Lender at any time or from time to time which would materially adversely affect the profitability to, or return on equity of, the Bank or such Lender, as the case may be, of the arrangements contemplated by this Agreement, the Bank shall promptly notify the Company of such requirement or restriction and as to such loss and prospective loss of such profitability or reduction in return (specifying the reasons for such loss or reduction and providing calculations showing the derivation of such loss or reduction). Thereupon, the Company shall promptly compensate the Bank or such Lender for its loss of profitability or reduction in return from time to time as such losses or reductions are incurred.

V. REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Bank and the other Lenders that:

SECTION 5.01. Organization, Powers, Etc.. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification is required, and has the corporate power and authority to carry on business as the owner and lessor of the property subject to the Fuel Lease and to execute, deliver and perform this Agreement, the Depositary Agreement, the Notes, the Fuel Lease, the Security Agreement and each other document and agreement executed and delivered by it pursuant hereto and thereto. The Company has not engaged in any activities other than those permitted by Section 8.03.

SECTION 5.02. Authority, Etc.. The execution, delivery and performance by the Company of this Agreement, the Depositary Agreement, the Notes, the Fuel Lease and the Security Agreement have been duly authorized by all requisite corporate action (including any necessary stockholder action) on the part of the Company and do not violate any provision of law, any order of any court or other governmental agency or the Certificate of Incorporation or By-laws of the Company or any agreement or other instrument to which the Company is a party, or by which it or any of its property is bound, or conflict with, or constitute (with due notice or lapse of time or both) a default under, any such agreement or other instrument, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets (except as provided in this Agreement and the Security Agreement). This Agreement, the Depositary Agreement, the Fuel Lease and the Security Agreement are, and the Notes (when executed and delivered) will be, legally binding and enforceable obligations of the Company, subject, however, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general equitable principles which may limit the right to obtain the remedy of specific performance of obligations. The Fuel Lease and the Security Agreement continue in full force and effect and have not been modified, amended or supplemented, except for such modifications, amendments or supplements that have been previously provided to the Bank.

SECTION 5.03. Litigation. There is no action, suit, proceeding or investigation at law or in equity or by or before any governmental instrumentality or agency now pending against the Company or, to the knowledge of the Company, threatened against the Company or any property or rights of the Company (or any basis therefor) which individually or in the aggregate, if adversely determined, would materially impair the ability of the Company to perform its obligations under this Agreement, the Depositary Agreement, the Notes, the Fuel Lease or the Security Agreement or would materially adversely affect the financial condition of the Company.

SECTION 5.04. Title to Properties. The Company has good title to all its assets, free and clear of all mortgages, pledges, liens, charges and encumbrances, except such as are permitted by Section 8.02; provided, however, that the Company (except with respect to its own actions) is making this representation and warranty only to the extent of, and entirely in reliance on, representations and warranties made by the Lessee or any other vendor in the bills of sale delivered from time to time pursuant to the Fuel Lease or in other instruments and has made no independent investigation with respect thereto.

SECTION 5.05. Consents, Etc.. No consent, license, order, authorization or approval of, or registration, declaration or filing with, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Company of this Agreement, the Notes, the Depositary Agreement, the Fuel Lease, the Security Agreement, the Note Purchase Agreements, the Consent, the borrowings under this Agreement, the issuance and sale of the Commercial Paper Notes or the issuance and sale of the Intermediate Term Notes other than (i) a general license to own nuclear fuel from the Nuclear Regulatory Commission (which license has been granted under the authority of 10 C.F.R. Section 70.20 and is in full force and effect) and (ii) such other consents, licenses, orders, authorizations, approvals, registrations, declarations or filings as have been obtained or made.

SECTION 5.06. Investment Company Status. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. The Company is not a "public-utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Security Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended, and the creation of the security interest in the "Collateral" in favor of the "Secured Parties" under the Security Agreement does not require an indenture to be qualified under said Act.

SECTION 5.07. Ownership of Company, Etc.. River Fuel Trust #2 is the owner of all of the issued and outstanding shares of the capital stock of the Company, all of which shares have been validly issued, are fully paid and non-assessable and are, and will continue to be, owned by River Fuel Trust #2, free and clear of all security interests, pledges, liens, charges, encumbrances, warrants, options or rights to purchase. The Company owns no shares of, or other interest in, any other person. The Trust Agreement continues in full force and effect and has not been modified, amended or supplemented, except for such modifications, amendments or supplements that have been previously provided to the Bank.

SECTION 5.08. Lessee's Financial Statements. The Company has furnished to the Bank copies of the Lessee's Annual Report on Form 10-K for the year ended December 31, 2004, its Annual Report to Shareholders for the year 2004, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

SECTION 5.09. First Perfected Security Interest. The Security Agreement is effective to create in favor of the Secured Parties (as defined therein) a legal, valid and enforceable first lien on and security interest in all of the collateral purported to be covered thereby, and all filings, recordings and other actions that are necessary in order to establish, preserve and perfect the Secured Parties' lien on, and security interest in, the collateral as a legal, valid and enforceable first lien and security interest, have been duly effected by the filing of Uniform Commercial Code financing statements, except that the foregoing representation shall not be deemed to be violated as a result of the existence or priority of any lien permitted under Section 8.02.

SECTION 5.10. Absence of Certain Events. No event specified in Section 20(a) of the Fuel Lease has occurred nor has any event occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute an Event of Default under Section 25 of the Fuel Lease.

VI. CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

  Execution. This Agreement shall have been duly executed and delivered by each of the parties hereto.

  B Notes. Each of the Lenders shall have received a B Note, duly executed by the Company and completed in accordance herewith.

  Consent. The Bank shall have received the Consent duly executed by the Lessee.

  Lessee Certification. The Bank shall have received a certificate of the Lessee confirming that the financial statements contained in the documents referred to in Section 5.08 fairly present the financial condition and results of operations of the Lessee as of the dates and for the periods indicated therein and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis in the United States (except as may be otherwise disclosed in the footnotes thereto).

  Opinions. The Bank and the Lenders shall have received favorable opinions of counsel to the Company and the Lessee covering such matters as the Bank may reasonably request.

  Continued Effectiveness of Documents. The Bank shall have received such documents as the Bank (or its counsel) shall have requested to confirm the continued effectiveness of the Trust Agreement, the Depositary Agreement, the Fuel Lease and the Security Agreement and any governmental approvals obtained in connection therewith.

  Financial Condition. No material adverse change shall have occurred in the financial condition, business or properties of the Company or the Lessee since June 30, 2005.

SECTION 6.02. Conditions to Certain Credit Events. The obligation of the Bank to issue or extend a Letter of Credit or to consent to the issuance of Commercial Paper Notes and of the Lenders to make Loans hereunder, if the effect thereof is to increase the amount of Outstandings, is further subject to the conditions precedent that at the time of each Credit Event:

  Representations and Warranties. The representations and warranties of the Company set forth in Article V and of the Lessee in the Fuel Lease and the certificate delivered pursuant to Section 6.01(d) shall be true and correct on and as of the date of such Credit Event, before and after giving effect to such Credit Event and to the application of the proceeds, if any, of such Credit Event, as though such representations and warranties had been made at and as of such time, except to the extent that such representations and warranties expressly relate to an earlier date.

  No Default. No Default or Event of Default shall have occurred and be continuing on the date of such Credit Event.

  Continued Effectiveness of Documents. The Bank shall have received such documents as the Bank (or its counsel) shall have requested to confirm the continued effectiveness of the Trust Agreement, the Depositary Agreement, the Fuel Lease and the Security Agreement and any governmental approvals obtained in connection therewith.

  Requests. If the Lenders are to make Loans, a Borrowing Request shall have been received by the Bank in accordance with Section 4.01(b), and, if the Bank is to issue a Letter of Credit, a notice pursuant to Section 2.04(a) shall have been received by the Bank.

SECTION 6.03. Conditions to Each Credit Event. The obligation of the Bank to issue or extend a Letter of Credit or to consent to the issuance of Commercial Paper Notes and of the Lenders to make Loans hereunder, if the effect thereof is not to increase the amount of Outstandings, is further subject to the conditions precedent that at the time of such Credit Event (a) no Event of Default shall have occurred and be continuing and (b) if the Lenders are to make Loans, a Borrowing Request shall have been received by the Bank in accordance with Section 4.01(b), and, if the Bank is to issue a Letter of Credit, a notice pursuant to Section 2.04(a) shall have been received by the Bank.

SECTION 6.04. Conditions to Issuance of Commercial Paper Notes. In addition to the conditions set forth in Sections 2.02, 6.02 and 6.03 for each Credit Event, on the date of each proposed issuance of Commercial Paper Notes hereunder the Commercial Paper Notes shall have received a rating from each rating organization which rates the Commercial Paper Notes at least as high as the rating of the Bank's own short-term debt.

VII. AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Bank and the other Lenders that so long as this Agreement shall remain in effect or any of the Notes or other obligations of the Company hereunder shall be unpaid, unless the Bank and the Required Lenders shall otherwise consent in writing, it will:

SECTION 7.01. Corporate Existence, Etc.. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply with all laws applicable to it; maintain, preserve and protect all franchises and preserve all of its property used or useful in the conduct of its business; and exercise its rights under the Fuel Lease in accordance with the Collateral Agent's instructions to cause the Lessee to perform all its obligations as Lessee thereunder.

SECTION 7.02. Obligations and Taxes. Pay or discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits before the same shall become in default; provided, however, that the Company shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings.

SECTION 7.03. Financial Statements and Certificates. Furnish or cause to be furnished to the Bank and, in the case of clause (c) of this Section 7.03, to each other Lender:

  within 30 days after the end of each calendar quarter, a statement of receipts and disbursements by the Company during such calendar quarter, certified by an authorized officer of the Company;

  together with the statements referred to in paragraph (a) above, a certificate of said officer (i) stating whether, to his knowledge, any Default or Event of Default has occurred, and, if so, stating the facts with respect thereto and (ii) stating that, to his knowledge, the representations and warranties of the Company contained in Article V, in the Depositary Agreement and in the Security Agreement are true with the same effect as though such representations and warranties had been made at and as of the date of such certificate;

  (i) within 120 days after the end of each fiscal year of the Lessee, the annual report of the Lessee, reported on by independent certified public accountants selected by the Lessee, consisting of the balance sheet of the Lessee and the related statements of income, retained earnings and statement of cash flows for the twelve-month period then ended, (ii) ) within 60 days after the end of (A) each of the first three quarters of each fiscal year of the Lessee and (B) if so requested by the Bank, the fourth quarter of each fiscal year of the Lessee (such request to be made no later than the last day of the third quarter of the applicable fiscal year), an unaudited balance sheet of the Lessee and unaudited statements of income and retained earnings for the quarterly period then ended certified by a financial officer of the Lessee and (iii) such additional financial information regarding the Lessee as the Bank may reasonably request; and

  promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of the Company as the Bank may reasonably request.

SECTION 7.04. Further Assurances. At its own cost and expense, execute and deliver to the Bank all such documents and instruments and do all such other acts and things as may be reasonably required, in the opinion of counsel for the Bank, to enable the Bank and the other Lenders to exercise and enforce their rights under this Agreement, the Notes, the Depositary Agreement and the Security Agreement and to collect and receive all moneys due or to become due under the Fuel Lease, to the extent the Bank is entitled to do so under the Security Agreement.

SECTION 7.05. Litigation Notice. Give the Bank prompt notice of (i) any action, suit or proceeding known to the Company at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially impair the right or ability of the Company to carry out its obligations under this Agreement, the Notes, the Depositary Agreement, the Fuel Lease or the Security Agreement or would materially affect its business, operations, properties, assets or condition, financial or otherwise and (ii) receipt of any notice from the Lessee which the Lessee is required to provide to the Company pursuant to Sections 18, 19 or 20 of the Fuel Lease.

SECTION 7.06. Access to Books and Records. Upon reasonable notice to the Company, permit reasonable access by the Bank or any other Lender to the books and records of the Company.

SECTION 7.07. Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, any laws, rules, regulations and orders relating to zoning, environmental protection (including, without limitation, hazardous waste disposal), land use, construction and building restrictions, and employee safety and health matters relating to its business operations.

SECTION 7.08. Indemnification. The Company shall pay, and shall protect, indemnify and save harmless the Bank, BNYCMI, JPM Bank and each Lender and their respective officers, directors, incorporators, shareholders, partners, employees, affiliates, agents and servants from and against, all Impositions, all liabilities, taxes, losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) or judgments of any nature arising from any and all of the following during the term of the Fuel Lease and thereafter arising in connection with the Fuel Lease: (a) any injury to or disease, sickness or death of persons, or loss of or damage to property, occurring through or resulting from any Nuclear Incident involving or connected in any way with the Nuclear Fuel or any portion thereof, or in any manner growing out of or relating to the acquisition, ownership, possession, disposition, sale, use, nonuse, misuse, fabrication, design, cycling, recycling, transportation, containerization, cooling, processing, reprocessing, storing, condition, operation, construction, maintenance, management, repair or rebuilding of the Nuclear Fuel or any portion thereof or resulting from the condition of the land underlying the Nuclear Fuel, (b) any use, nonuse or condition of the Generating Facility or the land underlying the Generating Facility, (c) any violation, or alleged violation, of the Fuel Lease, or of any contracts or agreements to which the Lessee is a party or by which it is bound, or any Legal Requirements, (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Nuclear Fuel or any portion thereof, (e) any infringement or alleged infringement of any patent, copyright, trade secret or other similar right relating to the Nuclear Fuel or any portion thereof, and (f) qualification to do business in any jurisdiction necessary in connection with its obligations under the Fuel Lease; provided that the Company shall not be required to indemnify any of the above parties with respect to any of the above arising out of such party's gross negligence or willful misconduct. In the event that any action, suit or proceeding is brought against any Person indemnified or intended to be indemnified pursuant to this Section 7.08 by reason of any such occurrence, the Company will, at the Company's expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company and reasonably acceptable to the Person or Persons indemnified or intended to be indemnified under this Section 7.08. The obligations of the Company under this Section 7.08 shall survive any termination of this Agreement or the Fuel Lease, in whole or in part. Capitalized terms used in this Section 7.08 have the meanings herein ascribed to such terms in the Fuel Lease.

VIII. NEGATIVE COVENANTS

The Company covenants and agrees with the Bank and the other Lenders that so long as this Agreement shall remain in effect or any of the Notes or other obligations of the Company hereunder shall be unpaid, unless the Bank and the Required Lenders shall otherwise consent in writing, it will not, directly or indirectly:

SECTION 8.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except Indebtedness evidenced by the Notes and the Intermediate Term Notes not to exceed the lesser of (i) $160,000,000 and (ii) the sum of the Stipulated Loss Value (as defined in the Fuel Lease) of Nuclear Fuel owned by the Company and cash and investments held by the Company.

SECTION 8.02. Liens. Incur, create or assume or permit to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets now or hereafter owned, except:

(i) liens securing the payment of obligations permitted under Section 7.02;

(ii) liens imposed by law, such as carrier's, warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business;

(iii) liens granted under the Security Agreement and liens, encumbrances, assignments and subleases permitted by the Fuel Lease; and

(iv) the right, title and interest of any Manufacturer (as defined in the Fuel Lease) in and to Nuclear Fuel to be delivered under any Nuclear Fuel Contract (as such terms are defined in the Fuel Lease) and any deposit made with any Manufacturers with respect to a Nuclear Fuel Contract.

SECTION 8.03. Activities. Engage in any business or activity other than the business of owning Nuclear Fuel and leasing the same to the Lessee pursuant to the Fuel Lease, and making the borrowings under the Notes and the Intermediate Term Notes and otherwise engaging in activities contemplated by this Agreement and the Note Purchase Agreements.

SECTION 8.04. Sales, Etc.. Sell, lease, transfer or otherwise dispose of any portion of its property or assets to any person except in the ordinary course of business or pursuant to the Fuel Lease, this Agreement or the Security Agreement or (b) consolidate with or merge into any other corporation, or permit another corporation to merge into it, or acquire all or a substantial portion of the properties or assets of any other person.

SECTION 8.05. Amendments, Etc.. Amend, revise, alter, modify or change, or consent to an amendment, revision, alteration, modification or change in, or grant any waiver under, the provisions of the Commercial Paper Notes, the Depositary Agreement or the Fuel Lease.

SECTION 8.06. Investments. Make or permit to exist any loans or advances to, or investments in, any person, (b) purchase any debt securities, evidences of indebtedness or obligations of any person other than purchases permitted by Section 3.4 of the Security Agreement or (c) purchase any stock or other equity securities of any person. All losses incurred on any investment permitted by this Section 8.06 shall be for the account of the Company.

SECTION 8.07. Dividends. Except as otherwise expressly provided herein, purchase, redeem or issue any shares of its capital stock, declare any dividends thereon, make any distribution to stockholders, or set aside any funds for any such purpose.

SECTION 8.08. Compliance with Securities Act. Sell any Commercial Paper Notes or Intermediate Term Notes if such sale would violate the Securities Act of 1933, as amended, or any other applicable federal or state law relating to the sale of securities.

SECTION 8.09. Consolidated Tax Returns. File consolidated tax returns with any person or permit any consolidated tax returns to be filed with respect to it.

IX. DEFAULTS

SECTION 9.01. Events of Default. Any one or more of the following events shall constitute an "Event of Default" under this Agreement:

  any representation or warranty made by the Company or the Lessee in connection with this Agreement, the Fuel Lease, the Security Agreement, the Depositary Agreement or any agreement or instrument related to any of the foregoing, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, the execution and delivery of the Notes, the issuance of a Letter of Credit or the borrowings hereunder shall prove to be false or misleading in any material respect when made;

  default in the payment of the principal of, or interest on, any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or any default in the payment of any amount payable pursuant to Section 2.08, 2.09 or 2.10, and, in the case of default in the payment of interest or fees, such default shall continue unremedied for five days;

  default in the due observance of any covenant, condition or agreement on the part of the Company contained in Article VIII (other than Section 8.02);

  default in the due observance or performance of any other covenant, condition or agreement to be observed or performed by the Company pursuant to the terms of this Agreement, the Depositary Agreement, the Fuel Lease or the Security Agreement, and such default shall continue unremedied for 30 days after written notice thereof to the Company by the Bank (which notice shall state that it is a "Notice of Default");

  the Company shall (i) apply for, consent to, or acquiesce in the appointment of a receiver, trustee or liquidator of itself or any of its property or, in the absence of such application, consent or acquiescence, a trustee, receiver or liquidator is appointed for the Company or for a part of its property and is not discharged within 30 days, (ii) become insolvent or admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or any corporate action shall be taken by the Company for the purpose of effecting any of the foregoing;

  an order, judgment or decree shall be entered, without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or of all or a substantial part of the assets of the Company or appointing a receiver, trustee or liquidator of the Company, and such order, judgment or decree shall continue unstayed for a period of 60 days;

  any petition shall be filed against the Company seeking the adjudication of the Company as bankrupt or its reorganization or an arrangement of its debt or its liquidation or dissolution under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, and such petition shall not be dismissed within 60 days after the filing thereof;

  final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Company and the same shall remain undischarged for a period of 30 consecutive days, unless execution thereof shall effectively have been stayed;

  an event of default under Section 25 of the Fuel Lease shall have occurred and be continuing;

  an event of default under a Note Purchase Agreement shall have occurred and be continuing;

  final and irrevocable payment to the Commercial Paper Account of the proceeds from the sale of any Commercial Paper Note shall not have been made by the end of business of the Business Day immediately following the day on which such Commercial Paper Note was sold;

  default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company with or to a Manufacturer (as defined in the Fuel Lease), except only to the extent that the existence of any such default is being contested by the Company in good faith and by appropriate proceedings; or

  the Debt Ratio shall at any time exceed 0.70:1.00.

SECTION 9.02. Rights of Bank and Lenders Upon Default. Upon the happening of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Bank may, and upon instructions from the Required Lenders will, (i) by written notice to the Company, at the same or different times, take one or more of the following actions: (x) terminate the obligations of the Lenders to make further Loans and/or (y) declare any or all outstanding Loans to be forthwith due and payable, whereupon such Loans shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the B Notes to the contrary notwithstanding, and/or (z) exercise any rights it may have (or instruct the Collateral Agent to act) under the Security Agreement, and (ii) by written notice to the Company (with a copy to the Depositary), at the same or different time, take one or more of the following actions: (x) instruct the Company to cease issuing Commercial Paper Notes and/or (y) terminate the Bank's obligation to issue a Letter of Credit (but no such action by the Bank shall affect its obligations under a Letter of Credit with respect to Commercial Paper Notes then outstanding) and/or (z) require the Company to immediately reimburse the Bank for any LOC Payments made or which may thereafter be made under a Letter of Credit; provided, however, that upon the happening of any of the events specified in clauses (e), (f) or (g) of Section 9.01, the obligation of the Lenders to make further Loans hereunder and of the Bank to issue a Letter of Credit shall terminate (but such termination shall not affect the Bank's obligations under a Letter of Credit with respect to Commercial Paper Notes then outstanding), the Company shall cease issuing Commercial Paper Notes, all amounts of principal and accrued interest on the Loans shall be immediately due and payable and the Company shall immediately reimburse the Bank for any LOC Payments under a Letter of Credit without declaration or other notice to the Company. In the case of an Event of Default, the Bank shall also be entitled to demand, and the Company shall be required to deposit in the Commercial Paper Account, an amount equal to the liabilities of the Bank, contingent or otherwise, under any outstanding Letter of Credit. The remedies herein provided in case of an Event of Default shall not be deemed to be exclusive but shall be cumulative and shall be in addition to all other remedies existing at law, in equity or in bankruptcy.

X. THE BANK AS AGENT

SECTION 10.01. The Agency. Each Lender appoints the Bank as its agent hereunder and irrevocably authorizes the Bank to take such action on its behalf and to exercise such powers hereunder and under the other Credit Documents as are specifically delegated to the Bank by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and the Bank hereby accepts such appointment subject to the terms hereof. The relationship between the Bank and the Lenders shall be that of agent and principal only and nothing herein shall be construed to constitute the Bank a trustee or fiduciary for any Lender nor to impose on the Bank duties or obligations other than those expressly provided for herein.

SECTION 10.02. The Bank's Duties. The Bank shall promptly forward to each Lender copies, or notify each Lender as to the contents, of all notices received from the Company pursuant to the terms of this Agreement and, in the event that the Company fails to timely reimburse any LOC Payment or to pay when due the principal of or interest on any Loan, the Bank shall promptly give notice thereof to the Lenders. As to any other matter not expressly provided for herein, the Bank shall have no duty to act or refrain from acting with respect to the Company, except upon the instructions of the Required Lenders. The Bank shall not be bound by any waiver, amendment, supplement, or modification of this Agreement which affects its duties hereunder and thereunder, unless it shall have given its prior written consent thereto. The Bank shall have no duty to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements binding on the Company pursuant to this Agreement or any other Credit Document nor shall the Bank be deemed to have knowledge of the occurrence of any Default or Event of Default (other than a failure of the Company to timely reimburse any LOC Payment or to pay when due the principal or interest on any Loan), unless it shall have received written notice from the Company or a Lender specifying such Default or Event of Default and stating that such notice is a "Notice of Default".

SECTION 10.03. Limitation of Liabilities. Each of the Lenders and the Company agree that (i) neither the Bank nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for its or their own gross negligence or willful misconduct, (ii) neither the Bank nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Bank, and (iii) the Bank shall be entitled to rely upon any notice, consent, certificate, statement or other document believed by it to be genuine and correct and to have been signed and/or sent by the proper persons.

SECTION 10.04. The Bank as a Lender. The Bank may, without any liability to account, maintain deposits or credit balances for, invest in, lend money to and generally engage in any kind of banking business with the Company or any affiliate of the Company as if it were any other borrower and without any duty to account therefor to the other Lenders.

SECTION 10.05. Lender Credit Decision. Neither the Bank, BNYCMI, nor any of their respective affiliates, officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Lenders as to, (i) the condition, financial or otherwise, of the Company or the Lessee or the truth of any representation or warranty given or made in this Agreement or any other Credit Document, or in connection herewith or therewith or (ii) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of this Agreement or any other Credit Document or other document or instrument related hereto or thereto. Except as specifically provided herein, neither the Bank, BNYCMI nor any of their officers or employees shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Company or the Lessee, whether such information comes into the Bank's or BNYCMI's possession on or before the date hereof or at any time thereafter. Each Lender acknowledges that (i) it has, independently and without reliance upon the Bank, BNYCMI or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (ii) all information reviewed by it in its credit analysis or otherwise in connection herewith has been provided solely by or on behalf of the Company or the Lessee, and the Bank and BNYCMI have no responsibility for such information. Each Lender also acknowledges that it will independently and without reliance upon the Bank, BNYCMI or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 10.06. Indemnification. Each Lender agrees to indemnify the Bank, to the extent not reimbursed by the Company, ratably in accordance with its Pro Rata Share (as of the time of the incurrence of the liability being indemnified against), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Bank in any way relating to or arising out of this Agreement or any other Credit Document, or any action taken or omitted to be taken by the Bank hereunder or thereunder; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Bank or any of its officers or employees. Without limiting the foregoing, each Lender agrees to reimburse the Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Bank in such capacity in connection with the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document or any amendments or supplements hereto or thereto, to the extent that the Bank is not reimbursed for such expenses by the Company. Except for action expressly required of the Bank hereunder, the Bank shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under this Section 10.06 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

SECTION 10.07. Book Managers, Lead Arrangers, Documentation Agents, Syndication Agents. None of the Co-Book Managers, Co-Lead Arrangers, Co-Documentation Agents or Co-Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders or any such agents shall have or be deemed to have any fiduciary relationship with any other Lender.

XI. MISCELLANEOUS

SECTION 11.01. Notices. Any notice shall be deemed to have been given to a party hereto (or to the Depositary or the Lessee) on the day on which delivered to such party at the address specified below (or at such other address as such party shall specify to the other party in writing) or, if sent by registered or certified mail, on the day next following the day on which mailed, addressed to such party at such address:

  if to the Company, c/o The Bank of New York, 101 Barclay Street, Floor 8 West, New York, New York 10286, marked for the attention of Corporate Trust and Finance Unit;

  if to the Bank, at One Wall Street, Eighteenth Floor, New York, New York 10286, marked for the attention of Agency Function Administration;

  if to any Lender at its address set forth on Schedule I;

  if to the Depositary, at its address set forth in the Depositary Agreement;

  if to the Lessee, at 639 Loyola Avenue, New Orleans, Louisiana 70113, marked for the attention of Treasurer.

SECTION 11.02. Survival of Agreement. All covenants, agreements, representations and warranties made herein, in the Depositary Agreement, in the Security Agreement and in the certificates delivered pursuant hereto shall survive (i) the issuance of any Letter of Credit, (ii) the making by the Lenders of the Loans herein contemplated and (iii) the execution and delivery to the Lenders of the B Notes, and shall continue in full force and effect as to the Bank and the other Lenders so long as the B Notes or any other obligations of the Company hereunder are outstanding and unpaid and so long as the Bank or any Lender has any liability hereunder or under a Letter of Credit.

SECTION 11.03. Assignments and Participations. (a)  This Agreement shall be binding upon and inure to the benefit of the Company, the Bank and the Lenders and their respective successors and assigns, except that the Company may not assign any of its rights hereunder without the prior written consent of all of the Lenders, and any purported assignment by the Company without such consent shall be void.

(b) Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Company and the Bank, such Lender shall remain responsible for the performance of its obligations hereunder, and the Company and the Bank shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i) through (iv), inclusive, of Section 11.06 without the consent of the Participant. The Company agrees that each Participant shall be entitled to the benefits of Section 4.05 with respect to its participating interest; provided that all amounts payable to a Lender for the account of a Participant under Section 4.05 shall be determined as if such Lender had not granted such participation to the Participant. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Lender may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an instrument substantially in the form of Exhibit E (an "Assignment and Acceptance") executed by such Assignee and such transferor Lender, with (and subject to) the prior consent of the Company (whose consent shall not be unreasonably withheld) and the Bank (whose consent may be granted or withheld in its absolute discretion) provided that (i) any such transfer or assignment shall be with respect to at least $5,000,000 of the transferring Lender's Commitment and Loans (or if less, such Lender's entire Commitment and Loans) and (ii) the foregoing requirement relating to the Company's consent shall not be applicable in the case of, and this subsection (c) shall not restrict, an assignment or other transfer by any Lender to an affiliate of such Lender or to a Federal Reserve Bank or during the continuance of an Event of Default. Upon execution and delivery of such Assignment and Acceptance and payment by such Assignee to such transferring Lender of an amount equal to the purchase price agreed between such transferring Lender and such Assignee and payment by the transferring Lender or the Assignee of an assignment fee of $3,500 to the Bank, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance, and the transferring Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferring Lender, the Bank and the Company shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.

SECTION 11.04. Expenses of the Bank, Etc.. (a)  The Company will pay all reasonable out-of-pocket expenses incurred by the Bank and BNYCMI (including the reasonable fees and out-of-pocket expenses of Sullivan & Cromwell LLP) in connection with the preparation, execution, delivery and administration of this Agreement (whether or not the transactions hereby contemplated shall be consummated), the issuance of any Letter of Credit and the making of Loans hereunder, and the Company will pay any costs and expenses of the Bank (including the reasonable fees of its counsel) in connection with the enforcement and protection of the rights of the Bank and the Lenders under this Agreement, the Notes and the Security Agreement. The Company further agrees to pay, and to save, indemnify and hold harmless the Bank and each Lender from and against all liability for, any stamp or other similar taxes which may be payable in connection with the execution and delivery of this Agreement, the Notes and the Security Agreement, the borrowings hereunder or the issuance of the Notes or of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

(b) The Company further agrees to save, indemnify and hold harmless the Bank and each Lender and their respective officers, directors, agents or employees from and against any and all liabilities (including liabilities for penalties) incurred by the Bank, any Lender or its officers, directors, agents or employees hereunder, in connection herewith or as a consequence of its being a Lender or the Bank hereunder, unless such liability shall be due to gross negligence or willful misconduct on the part of the Bank, such Lender or its respective officers, directors, agents or employees or breach by the Bank or such Lender of its obligations hereunder or in connection herewith. In any suit, proceeding or action brought by the Bank and/or the Lenders (or any of them) with respect to the Fuel Lease for any sum owing thereunder, or to enforce any provisions thereof, the Company will save, indemnify and hold harmless the Bank and the Lenders from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of each other person which is obligated thereon, arising out of a breach by the Company of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such person or its successors from the Company, and all such obligations of the Company shall be and remain enforceable against and only against the Company. If the Company shall fail to do any act or thing which it has covenanted to do hereunder or under the Depositary Agreement or the Security Agreement or any representation or warranty on the part of the Company contained herein or therein shall be breached, the Bank or any Lender may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all amounts so expended by the Bank or any Lender shall be repayable to it by the Company upon its demand therefor, with interest at a rate equal to the Base Rate in effect from time to time during the period from and including the date so expended by the Bank or such Lender to the date of such demand and with interest at a rate equal to 2% over the Base Rate in effect from time to time during the period after such demand to the date of repayment.

SECTION 11.05. APPLICABLE LAW. THIS AGREEMENT, THE B NOTES AND ANY LETTER OF CREDIT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 11.06. Amendments, Modifications and Waivers. No failure or delay on the part of the Bank in exercising any power or right hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. No amendment, modification or waiver of any provision of this Agreement, any Note, the Depositary Agreement or the Security Agreement and no consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Required Lenders; provided, however, that without the prior written consent of all Lenders, no such amendment, modification, waiver or consent shall (i) extend the Termination Date or otherwise postpone any date fixed for payment of any portion of the principal of, or interest on, any Loan, or any reimbursement on account of any LOC Payment, or the Commitment Fees or the Letter of Credit Fees, (ii) release Collateral (as defined in the Security Agreement) other than in the ordinary course of business, (iii) reduce the principal of, or interest on, any Loan, or the amount of any reimbursement on account of any LOC Payment, or the amount of the Commitment Fees or Letter of Credit Fees or (iv) change the number of Lenders (or the Pro Rata Shares of Lenders) required to take any action hereunder. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall, of itself, entitle the Company to any other or further notice or demand in similar or other circumstances. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.07. Extension of Maturity. Should the principal of or interest on any B Note or any Loan evidenced thereby, or any mandatory prepayment of the principal thereof, or any other amount payable hereunder, become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal or reimbursement, interest shall be payable thereon at the rate per annum herein specified during such extension.

SECTION 11.08. No Recourse. This Agreement, the Depositary Agreement, the Notes, the Security Agreement, the Fuel Lease and any other document executed and delivered by the Company in connection herewith or therewith is intended to be a corporate obligation of the Company only, and all of the statements, representations, covenants and agreements made by the Company contained herein or therein are made and intended only for the purpose of binding the Company and establishing the existence of rights and remedies provided for herein or therein which can be exercised and enforced against the Company. Therefore, anything contained in this Agreement, the Depositary Agreement, the Notes, the Security Agreement, the Fuel Lease and any other document to the contrary notwithstanding, no recourse may be made by the Bank or any Lender against River Fuel Trust #2, The Bank of New York, as trustee or in its individual capacity or any incorporator, shareholder (direct or indirect), affiliate, director, officer, employee or agent of the Company, River Fuel Trust #2 or The Bank of New York with respect to claims against the Company arising under or relating to this Agreement or any Letter of Credit; provided, however, that nothing in this Section 11.08 shall relieve the Company from its obligations under this Agreement.

SECTION 11.09. Severability. In case any one or more of the provisions contained in this Agreement, the Depositary Agreement, the Security Agreement, a Letter of Credit or the Notes should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 11.10. Table of Contents and Captions. The table of contents and captions contained in this Agreement are for convenience of reference only and shall not limit or define the provisions of this Agreement or affect the interpretation or construction thereof.

SECTION 11.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but which, when taken together, shall constitute but one instrument.

SECTION 11.12. LIBOR Lending Office. LIBOR Rate Loans shall be made by each Lender from such branch or affiliate as it may hereafter designate to the Company as its "LIBOR Lending Office"; provided, however, that to the extent that such Lender can do so; it will designate only a branch or affiliate which will not cause the Company to incur additional costs.

SECTION 11.13. Authorization of Collateral Agent. The Bank and the Lenders hereby authorize the Collateral Agent to enter into and to carry out its duties under and with respect to the Security Agreement and hereby agree to accept and be bound by all of the provisions thereof including without limitation the provisions (a) prohibiting the enforcement of the Security Agreement without the direction or consent of the Designated Holders (as that term is used in the Security Agreement), (b) limiting the duties of the Collateral Agent thereunder and exonerating it from certain liabilities, (c) permitting amendments to the Security Agreement and waivers and releases of Collateral thereunder and (d) providing that under certain circumstances the Lenders shall be responsible for their pro rata share of expenses of the Collateral Agent as set forth in Section 6.8 of the Security Agreement.

SECTION 11.14. WAIVER OF JURY TRIAL. THE COMPANY, THE BANK, BNYCMI, JPM BANK AND EACH LENDER EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE FUEL LEASE.

SECTION 11.15. Security Agreement. It is the intent of the parties hereto that the Bank and the Lenders shall be Secured Parties under and as defined in the Security Agreement and that the obligations of the Company hereunder shall constitute "Bank Obligations" as defined in the Security Agreement and secured by the Collateral thereunder.

SECTION 11.16. Jurisdiction and Venue. The Company, the Bank, BNYCMI, JPM Bank and the Lenders each hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of any Credit Document and to the laying of venue in the Borough of Manhattan, The City of New York; and each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection to the laying of the venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 11.17. USA Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), such Lender is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

IN WITNESS WHEREOF, the Company, the Bank and the other Lenders have caused this Agreement to be duly executed as of the day and year first above written.

                                                                                           RIVER FUEL COMPANY #2, INC.

                                                                                           By: /s/ Louis P. Young________
                                                                                           Name: Louis P. Young
                                                                                           Title: President

THE BANK OF NEW YORK as The Bank and a Lender By: /s/ Cynthia D. Howells____ Name: Cynthia D. Howells Title: Vice President

JPMORGAN CHASE BANK, N.A. as Co-Syndication Agent and a Lender By: /s/ Michael J. DeForge_____ Name: Michael J. DeForge Title: Vice President

MIZUHO CORPORATE BANK, LTD. as Co-Syndication Agent and a Lender By: /s/ Raymond Ventura_______ Name: Raymond Ventura Title: Senior Vice President

BARCLAYS BANK PLC as Co-Documentation Agent and a Lender By: /s/ David Barton_________ Name: David Barton Title: Associate Director

WACHOVIA BANK, N.A. as Co-Documentation Agent and a Lender By: /s/ J. Matthew Rowand______ Name: J. Matthew Rowand Title: Assistant Vice President

THE BANK OF NOVA SCOTIA as a Lender By: /s/ Thane Rattew_________ Name: Thane Rattew Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION as a Lender By: /s/ David A. Buck_________ Name: David A. Buck Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A. as a Lender By: /s/ Jonathan Bigelow_______ Name: Jonathan Bigelow Title: Vice President

BANK HAPOALIM, B.M. as a Lender By: /s/ Marc Bosc_____________ Name: Marc Bosc Title: Vice President By: /s/ Lenroy Hackett__________ Name: Lenroy Hackett Title: President

Schedule I - River Fuel Company #2, Inc.

Commitments

Lender	Commitment
The Bank of New York One Wall Street, 18th Floor New York, New York 10286 Attention: Agency Function Administration	$15,500,000

JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention: Michael J. DeForge	$14,250,000

Mizuho Corporate Bank, Ltd. 1251 Avenue of the Americas New York, New York 10020 Attention: Nelson Chang	$14,250,000

Barclays Bank PLC 200 Park Avenue, 4th Floor New York, New York 10166 Attention: May Jaramillo	$ 8,500,000

Wachovia Bank, N.A. 301 South College Street, 5th Floor Charlotte, North Carolina 28288-0610 Attention: Mitch Wilson	$ 8,500,000

The Bank of Nova Scotia One Liberty Plaza New York, New York 10006 Attention: Claudine DiSario	$ 5,500,000

Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, New York 10172 Attention: Jon Farley	$ 5,500,000

Union Bank of California, N.A. 445 South Figueroa Street, 15th Floor Los Angeles, California 90071 Attention: Karen Elliott	$ 5,500,000

Bank Hapoalim, B.M. 1177 Avenue of the Americas New York, New York 10036 Attention: Helen Gateson	$ 2,500,000
Total Commitment:	$80,000,000

EXHIBIT A

DEPOSITARY AGREEMENT

EXHIBIT B

[FORM OF LETTER OF CREDIT]

IRREVOCABLE LETTER OF CREDIT

THE BANK OF NEW YORK

[Date of Issuance]

Letter of Credit No.

To JPMorgan Chase Bank, N.A.
        as Depositary for the benefit of
        holders of Commercial Paper Notes
        issued by River Fuel Company #2, Inc.
4 New York Plaza, 13th Floor
New York, New York 10004

        Attention: Corporate Trust Administration

We hereby establish in your favor, in trust for the holders of the Commercial Paper Notes referred to below, this irrevocable Letter of Credit for the account of River Fuel Company #2, Inc. (the "Company"), for an aggregate amount, available from time to time, equal to the Face Amount (as hereinafter defined) of certain promissory notes of the Company (the "Commercial Paper Notes") authenticated and delivered by you pursuant to and in compliance with a certain Depositary Agreement dated as of August 12, 2005 as from time to time amended (the "Depositary Agreement"), between the Company and you, and consented to by The Bank of New York (the "Bank"), not to exceed $[maximum stated amount] (the "Stated Amount"). The "Face Amount" of a Commercial Paper Note means the principal amount thereof plus, in the case of any Commercial Paper Note issued on an interest-bearing basis, all interest payable on such Commercial Paper Note to its stated maturity date. Notwithstanding any other provision of this Letter of Credit, the aggregate liability of the Bank under this Letter of Credit shall not exceed the Stated Amount at any one time.

Drawings hereunder may be made by you in the manner hereinafter provided for the payment of matured Commercial Paper Notes. Such drawings shall be made by your delivering to the Bank, at 101 Barclay Street, New York, New York 10286, to the attention of: The Manager, Standby Letter of Credit Department, Floor 8 East, a demand for payment (in writing or by Telecopy to No. (212) 298-1482, with telephonic confirmation of receipt at (212) 815-3462, or by any other telecommunication device capable of creating a record of such demand) in the form of Annex A hereto, with all blanks appropriately filled in and signed by your authorized officer.

Provided that such demand is delivered to the Bank not later than the close of business on such Commercial Paper Notes' Drawing Deadlines (as hereinafter defined), the Bank agrees to honor such demand drawn under and in compliance with this Letter of Credit by transferring to you for deposit in the Note Redemption Account (as defined in the Depositary Agreement) immediately available funds equal to the Face Amount of such Commercial Paper Notes for which payment is demanded, such funds to be held in the Note Redemption Account in trust for the holders of the Commercial Paper Notes for which such demand is made and to be applied to the payment of such Commercial Paper Notes.

If demand for payment is made by you hereunder at or prior to 10:00 A.M., New York City time, on a business day, and provided that such demand for payment conforms to the terms and conditions hereof, payment shall be made to you of the amount demanded, in immediately available funds, not later than 1:00 P.M., New York City time, on the same business day. If demand for payment is made by you hereunder after 10:00 A.M. but prior to 2:00 P.M., New York City time, on a business day, and provided that such demand for payment and the documents presented in connection therewith conform to the terms hereof, payment shall be made to you of the amount demanded, in immediately available funds, not later than the close of business, New York City time, on the same business day.

All payments hereunder will be made with the Bank's own funds and not with funds of the Company.

Except as otherwise expressly provided herein, for the purposes of this Letter of Credit:

  the term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized by law to close; and

  the term "Drawing Deadline" with respect to any Commercial Paper Note shall mean the 16th day after the stated maturity date of such Commercial Paper Note, or if such 16th day is not a business day, the next succeeding business day.

This Letter of Credit is irrevocable with respect to any issued Commercial Paper Note. This Letter of Credit shall not be available with respect to any Commercial Paper Note after the Drawing Deadline thereof, or after full payment thereof, whichever is earlier; provided, however, that in no event shall this Letter of Credit remain in effect after [expiration date].

The obligation of the Bank hereunder with respect to each drawing hereunder shall be fully discharged upon the payment by the Bank in accordance herewith of the Face Amount of the Commercial Paper Notes with respect to which such drawing is made.

This Letter of Credit has been delivered in New York, New York and shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

This credit is not assignable or transferable and, except as otherwise expressly stated herein, is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500.

                                                                                                                    Very truly yours,

                                                                                                                    THE BANK OF NEW YORK

                                                                                                                    By________________________

Annex A

DRAWING CERTIFICATE

[Date]

The Bank of New York
101 Barclay Street
New York, New York 10286

Attention:         The Manager, Standby Letter of
                            Credit Department, Floor 8 East

                        Re:     Drawing Certificate

Gentlemen:

JPMorgan Chase Bank, N.A. (the "Depositary") hereby certifies to The Bank of New York (the "Bank") with reference to Irrevocable Letter of Credit No.________ (the "Letter of Credit"; the terms "Depositary Agreement", "Face Amount" and "Commercial Paper Notes" as used herein having their respective meanings set forth in the Letter of Credit) that:

  The Depositary is the Depositary under the Depositary Agreement.

  The Depositary is making a demand for payment under the Letter of Credit of the sum of $ to be used for the payment of Commercial Paper Notes maturing on or prior to the date hereof.

  A schedule showing the serial number, Face Amount, date of issuance and maturity date of the Commercial Paper Notes with respect to which such drawing is made is attached hereto.

  Each such Commercial Paper Note was authenticated and delivered by the Depositary pursuant to and in accordance with the Depositary Agreement.

  Upon receipt by the Depositary of the amount demanded hereby, (a) the Depositary will deposit the same in the Note Redemption Account (as defined in the Depositary Agreement), (b) no portion of said amount shall be applied by the Depositary for any other purpose, and (c) no portion of said amount shall be commingled with other funds held by the Depositary.

IN WITNESS WHEREOF, the Depositary has executed and delivered this Certificate as of the ____ day of ____________, ____.

                                                                                                            JPMORGAN CHASE BANK, N.A.
                                                                                                                as Depositary

                                                                                                            By___________________________

EXHIBIT C

PROMISSORY NOTE

$[Amount of Lender's Commitment]                                                                             New York, New York
                                                                                                                                    [Insert Date of Note]

FOR VALUE RECEIVED, River Fuel Company #2, Inc., a Delaware corporation (the "Company"), DOES HEREBY PROMISE to pay to the order of [Name of Lender] (the "Lender") on the date or dates specified in the Credit Agreement referred to below, at the office of The Bank of New York (the "Bank") at One Wall Street, New York, New York, in lawful money of the United States of America, the principal amount of [Amount of Lender's Commitment] Dollars ($______________) or, if less than such principal amount, the aggregate outstanding principal amount of all Loans (as defined in the Credit Agreement) made to the Company by the Lender, and to pay interest on the unpaid principal amount hereof until paid, in like money at said office of the Bank, at the rate or rates and on the date or dates specified therefor in the Credit Agreement.

The Lender may record on the schedule attached hereto the date and amount of each Loan and the date and amount of each repayment of principal of such Loan. The failure of the Lender to so record shall not relieve the Company of its obligation to repay outstanding Loans and all interest thereon in accordance herewith.

This Note is one of the B Notes referred to in that certain Credit Agreement dated as of August 12, 2005 between the Company, the Bank, the Syndication Agents and the Lead Arrangers and Book Managers named therein and various Lenders (including the Lender) (said Credit Agreement, as from time to time heretofore or hereinafter amended, herein called the "Credit Agreement"), and is subject to prepayment and the maturity of the Loans evidenced hereby may be accelerated in accordance with the provisions of the Credit Agreement.

This Note is secured by certain collateral described in the Credit Agreement and in the Security Agreement referred to in the Credit Agreement.

                                                                                                            RIVER FUEL COMPANY #2, INC.

                                                                                                            By__________________________

Schedule to
Promissory Note dated [insert Date of Note]
of River Fuel Company #2, Inc.

Date	Amount of Loan	Amount of Principal Paid	Balance Remaining Unpaid	Notation Made By

EXHIBIT D

ENTERGY LOUISIANA, INC.
639 Loyola Avenue
New Orleans, Louisiana 70113

River Fuel Company #2, Inc.
c/o The Bank of New York
101 Barclay Street, Floor 8 West
New York, New York 10286
Attention: Corporate Trust and Finance Unit

The Bank of New York
One Wall Street
New York, New York 10286

Dear Sirs:

Pursuant to the requirements of the Fuel Lease, dated as of January 31, 1989 between River Fuel Company #2, Inc. and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), Entergy Louisiana, Inc. hereby acknowledges receipt of a copy of (i) the Credit Agreement, dated as of August 12, 2005 between River Fuel Company #2, Inc., The Bank of New York and the various Lenders parties thereto and (ii) the Depositary Agreement, dated as of August 12, 2005 between River Fuel Company #2, Inc. and JPMorgan Chase Bank, N.A. and approved by The Bank of New York and consents to your entry into said Credit Agreement and Depositary Agreement.

Very truly yours,

ENTERGY LOUISIANA, INC.

By__________________________
Vice President and Treasurer

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement is made and entered into as of _________________, 20__, by and between _____________________ (the "Assignor") and ____________________ (the "Assignee").

R E C I T A L S

A. The Assignor and certain other lenders (the "Lenders") and The Bank of New York, as letter of credit issuer and agent for the Lenders (the "Bank"), are parties to that certain Credit Agreement dated as of August 12, 2005 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") with River Fuel Company #2, Inc. (the "Company"). Pursuant to the Credit Agreement, the Lenders have agreed, subject to various conditions, to participate in letters of credit issued by the Bank for the account of the Company and to make revolving credit loans to the Company. The amount of the Assignor's Commitment (without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) is specified in Item 1 of Schedule 1 hereto. The Assignor's Pro Rata Share of the principal amount of outstanding Loans and LOC Payments funded by the Assignor (without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) is specified in Item 2 of Schedule 1 hereto. All capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

B. The Assignor wishes to sell and assign to the Assignee, and the Assignee wishes to purchase and assume from the Assignor, (i) the portion of the Assignor's Commitment specified in Item 3 of Schedule 1 hereto (the "Assigned Commitment") and (ii) the portion of the Assignor's Pro Rata Share of the principal amount of outstanding Loans and LOC Payments funded by the Assignor specified in Item 4 of Schedule 1 hereto (the "Assigned Loans"). The percentage of the Assignor's Pro Rata Share of the principal amount of outstanding Loans and LOC Payments funded by the Assignor that consists of the Assigned Loans is specified in Item 5(b) of Schedule 1 hereto.

The parties agree as follows:

1. Assignment. Subject to the terms and conditions set forth herein and in the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, as of the date specified in Item 6 of Schedule 1 hereto (the "Assignment Effective Date") (a) all right, title and interest of the Assignor in and to the Assigned Loans and (b) all obligations of the Assignor under the Credit Agreement with respect to the Assigned Commitment. As full consideration for the sale of the Assigned Loans and the Assigned Commitment, the Assignee shall pay to the Assignor on the Effective Date the principal amount of the Assigned Loans (the "Purchase Price").

2. Representation and Warranties. Each of the Assignor and the Assignee represents and warrants to the other that (a) it has full power and legal right to execute and deliver this Agreement and to perform the provisions of this Agreement; (b) the execution, delivery and performance of this Agreement have been authorized by all necessary action, corporate or otherwise, and do not violate any provisions of its charter or by-laws or any contractual obligations or requirement of law binding on it; and (c) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The Assignor further represents that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

3. Confirmations and Agreements of the Assignee. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered on or before the date hereof pursuant to Section 7.03 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will, independently and without reliance upon the Bank, BNYCMI, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Credit Documents; (c) appoints and authorizes the Bank to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Bank by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

4. Effect of Assignment. (a)  As of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations as a Lender under the Credit Agreement.

(b)  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date directly between themselves.

5. Consent of the Company and the Agent; Exchange of Notes. Pursuant to Section 11.03 of the Credit Agreement, the Company and the Bank, by signing below, consent to this Agreement and to the assignment contemplated herein. The Company further agrees to execute and deliver to the Assignor (if applicable) and the Assignee new Notes to reflect the assignment contemplated herein upon surrender of the Assignor's outstanding Note.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon both parties, their successors and assigns.

7. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

(Assignor) By: Name: Title: (Assignee) By: Name: Title: Address:
Consented to: River Fuel Company #2, Inc. By: Name: Title: The Bank of New York By: Name: Title:

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT

between
___________________________, as Assignor

and
___________________________, as Assignee

relating to

Credit Agreement dated as of August 12, 2005
for
River Fuel Company #2, Inc.

Item 1.	Assignor's Commitment	$____________________
Item 2.	Assignor's Loans: (a) Assignor's Pro Rata Share of Loans:	$____________________
	(b) Assignor's Pro Rata Share of funded LOC Payments:	$____________________
Item 3.	Amount of Assigned Commitment	$____________________
Item 4.	Amount of Assigned Loans: (a) Assigned Loans:	$____________________
	(b) Assigned LOC Payments	$____________________
Item 5.	Percentage of Assigned Commitment (a) As a percentage of the Total Commitment	____________________%
	(b) As a percentage of Assignor's Commitment	____________________%
Item 6.	Assignment Effective Date	_______________, 20__

EXHIBIT F

RIVER FUEL COMPANY #2, INC.
c/o The Bank of New York
101 Barclay Street, Floor 8 West
New York, New York 10286

BORROWING REQUEST

The Bank of New York
Agency Function Administration
One Wall Street, 18th Floor
New York, NY  10286

Attention: [insert name of addressee], Agency Function Administration, Fax 212-635-6366

Gentlemen and Ladies:

            This Borrowing Request is delivered to you pursuant to Section 4.01(b) of the Credit Agreement, dated as of August 12, 2005 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), among RIVER FUEL COMPANY #2, INC. (the "Borrower"), The Bank of New York, as Administrative Agent, and the various Lenders parties thereto.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

            The Borrower hereby requests that a Loan be made in the aggregate principal amount of $____________ on ____ __, 20__ as a [Base Rate Loan] [Libor Rate Loan having an Interest Period of __ month(s)].

            The Borrower hereby confirms that the applicable conditions precedent contained in [Section 6.02] [Section 6.03] of the Credit Agreement have been satisfied as of the date of this Borrowing Request and will be satisfied on the Borrowing Date, and further agrees that if prior to the time of the Loan requested hereby any such conditions precedent are not satisfied, it will immediately so notify the Administrative Agent.  Except to the extent, if any, that prior to the time of the Loan requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each applicable condition precedent contained in [Section 6.02] [Section 6.03] of the Credit Agreement shall be deemed once again to be satisfied at the date of such Loan.

            Please wire transfer the proceeds of the Loan requested hereby in same day or immediately available funds to the Account of the Indenture Trustee at the financial institution indicated:

            Person to be Paid

Amount to be Transferred	Name of Account	Wire Funds to:
$____________

            The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this ___ day of ____, 20__.

                                                                                             RIVER FUEL COMPANY #2, INC.

                                                                                             By
                                                                                             Title:

EXHIBIT G

RIVER FUEL COMPANY #2, INC.
4 New York Plaza, 15th Floor
New York, NY 10004

CONVERSION/CONTINUATION NOTICE

The Bank of New York
Agency Function Administration
One Wall Street, 18th Floor
New York, NY 10286

Attention: [insert name of addressee], Agency Function Administration, Fax 212-635-6366

Gentlemen and Ladies:

This Conversion/Continuation Notice is delivered to you pursuant to Section 4.01(b) of the Credit Agreement, dated as of August 12, 2005 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), among RIVER FUEL COMPANY #2, INC., a Delaware Corporation (the "Borrower"), The Bank of New York, as Administrative Agent, and the various Lenders parties thereto. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on [insert date],

(1) $[insert amount] presently outstanding principal amount of the Loan originally made on [insert date],

(2) and presently being maintained as [Base Rate Loans][LIBOR Rate Loans],

(3) be [continued as][converted into],

(4) [LIBOR Rate Loans having an Interest Period of [insert number of days][Base Rate Loans].

The Borrower hereby confirms that the applicable conditions precedent contained in [Section 6.02] [Section 6.03] of the Credit Agreement have been satisfied as of the date of this Conversion/Continuation Notice and will be satisfied on the Borrowing Date, and further agrees that if prior to the time of the Loan requested hereby any such conditions precedent are not satisfied, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Loan requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each applicable condition precedent contained in [Section 6.02] [Section 6.03] of the Credit Agreement shall be deemed once again to be satisfied at the date of such Loan.

The Borrower has caused this Conversion/Continuation Notice to be executed and delivered, and the certification and warranties contained hereby to be made, by its authorized officer this ___th day of _______, 20__

                                                                                                        RIVER FUEL COMPANY #2, INC.

                                                                                                        By_____________________________
                                                                                                        Title:

cc: Ms. Monique Cullen
Fuel Accounting
Entergy Services, Inc.
P.O. Box 61000 L-ENT-11B
New Orleans, LA 70161

cc: Mrs. Katie Ayme Perrien
Finance Project Manager
Entergy Services, Inc.
P.O. Box 61000 L-ENT-6A
New Orleans, LA 70161